UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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OCEANEERING INTERNATIONAL, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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OCEANEERING INTERNATIONAL, INC.
11911 FM 529, Houston, Texas 77041-3000
April 11, 2008
Dear Shareholder:
     You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Oceaneering International, Inc. The meeting will be held on Friday, May 16, 2008, at 8:30 a.m., local time, at our regional office located at 5004 Railroad Avenue, Morgan City, Louisiana 70380.
     On the following pages, you will find the Notice of Annual Meeting of Shareholders and Proxy Statement giving information concerning the matters to be acted on at the meeting. Our Annual Report to Shareholders describing Oceaneering’s operations during the year ended December 31, 2007 is enclosed.
     We hope you will be able to attend the meeting in person. Whether or not you plan to attend, please take the time to vote. In addition to using the enclosed paper proxy card to vote, which you may sign, date and return in the enclosed postage-paid envelope, you may vote your shares via the Internet or by telephone by following the instructions included in this package.
     Thank you for your interest in Oceaneering.

John R. Huff	T. Jay Collins
Chairman of the Board	President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 16, 2008.
The proxy statement and annual report are available on the Internet at www.oceaneering.com/InvestorRelations.asp at “Annual Reports and Proxies.”
The following information applicable to the Annual Meeting may be found in the proxy statement and accompanying proxy card:
•	the date, time and location of the meeting;

•	a list of the matters intended to be acted on and our recommendations regarding those matters;

•	any control/identification numbers that you need to access your proxy card; and

•	information about attending the meeting and voting in person.

OCEANEERING INTERNATIONAL, INC.
11911 FM 529, Houston, Texas 77041-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 16, 2008

To the Shareholders of Oceaneering International, Inc.:
     The Annual Meeting of Shareholders of Oceaneering International, Inc., a Delaware corporation (“Oceaneering”), will be held on Friday, May 16, 2008, at 8:30 a.m., local time, at our regional office located at 5004 Railroad Avenue, Morgan City, Louisiana 70380, to consider and take action on the following:
•	election of two Class I directors as members of the Board of Directors of Oceaneering to serve until the 2011 Annual Meeting of Shareholders or until a successor has been duly elected and qualified (Proposal 1);

•	approval of an amendment of the Restated Certificate of Incorporation of Oceaneering to increase the number of authorized shares of common stock (Proposal 2);

•	ratification of the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2008 (Proposal 3); and

•	transaction of such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.
     The Board of Directors recommends a vote in favor of Proposal 1, Proposal 2 and Proposal 3.
     The close of business on March 24, 2008 is the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.
     Our Board welcomes your personal attendance at the meeting. Whether or not you expect to attend the meeting, please submit a proxy as soon as possible so that your shares can be voted at the meeting. You may submit your proxy by filling in, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. Please refer to page 1 of the Proxy Statement and the proxy card for instructions for proxy voting by telephone or over the Internet.

By Order of the Board of Directors,

George R. Haubenreich, Jr.
Senior Vice President, General Counsel
April 11, 2008	and Secretary

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE BY TELEPHONE OR OVER THE INTERNET IN ACCORDANCE WITH INSTRUCTIONS IN THIS PROXY STATEMENT AND ON YOUR PROXY CARD.

OCEANEERING INTERNATIONAL, INC.

PROXY STATEMENT

PROXIES AND VOTING AT THE MEETING
     Only shareholders of record at the close of business on March 24, 2008 will be entitled to notice of, and to vote at, the meeting. As of that date, 55,118,988 shares of our Common Stock, $.25 par value per share (“Common Stock”), were outstanding. Each of those outstanding shares is entitled to one vote at the meeting. We are initially sending this Proxy Statement and the accompanying proxy to our shareholders on or about April 11, 2008. The requirement for a quorum at the meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock. There is no provision for cumulative voting.
Solicitation of Proxies
     The accompanying proxy is solicited on behalf of our Board of Directors for use at our annual meeting of shareholders to be held at the time and place set forth in the accompanying notice. We will pay all costs of soliciting proxies. We will solicit proxies primarily by mail. In addition to solicitation by mail, our officers, directors and employees may solicit proxies in person or by telephone, facsimile and electronic transmissions, for which such persons will receive no additional compensation. We have retained Georgeson Shareholder Communications, Inc. to solicit proxies at a fee estimated at $7,500, plus out-of-pocket expenses. We will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners of our Common Stock.
     The persons named as proxies were designated by our Board and are officers of Oceaneering. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld), and where a choice has been specified by the shareholder as provided in the proxy, the proxy will be voted in accordance with the specification so made. Proxies submitted without specified choices will be voted FOR Proposal 1 to elect the director nominees proposed by our Board, FOR Proposal 2 to approve an amendment of the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock and FOR Proposal 3 to ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2008.
Methods of Voting
     Voting by Mail — You may sign, date and return your proxy card in the pre-addressed, postage-paid envelope provided. If you return your proxy card without indicating how you want to vote, the designated proxies will vote as recommended by our Board.
     Voting by Telephone or the Internet — If you have stock certificates issued in your own name, you may vote by proxy by using the toll-free number or at the Internet address listed on the proxy card.
     The telephone and Internet voting procedures are designed to verify your vote through the use of a voter control number that is provided on each proxy card. The procedures also allow you to vote your shares and to confirm that your instructions have been properly recorded. Please see your proxy card for specific instructions.
     If you hold shares through a brokerage firm, bank or other custodian, you may vote by telephone or the Internet only if the custodian offers that option.

Revocability of Proxies
     If you have one or more stock certificates issued in your own name, and you vote by proxy, mail, the Internet or telephone, you may later revoke your proxy instructions by:
•	sending a written statement to that effect to our Corporate Secretary at 11911 FM 529, Houston, Texas 77041-3000, the mailing address for the executive offices of Oceaneering;

•	submitting a proxy card with a later date signed as your name appears on the stock certificate(s);

•	voting at a later time by telephone or the Internet; or

•	voting in person at the Annual Meeting.
     If you have shares held through a brokerage firm, bank or other custodian, and you vote by proxy, you may later revoke your proxy instructions only by informing the custodian in accordance with any procedures it sets forth.
PROPOSAL 1
Election of Directors
     Our Certificate of Incorporation divides our Board into three classes, each consisting as nearly as possible of one-third of the members of the whole Board. There are currently two members of each class. The members of each class serve for three years following their election, with one class being elected each year.
     Two Class I directors are to be elected at the 2008 Annual Meeting. In accordance with our bylaws, directors are elected by a plurality of the votes cast. Accordingly, abstentions and broker “non-votes” marked on proxy cards will not be counted in the election. The Class I directors will serve until the 2011 Annual Meeting of Shareholders or until a successor has been duly elected and qualified. The directors of Classes II and III will continue to serve their terms of office, which will expire at the Annual Meetings of Shareholders to be held in 2009 and 2010, respectively.
     The persons named in the accompanying proxy intend to vote all proxies received in favor of the election of the nominees named below, except in any case where authority to vote for the directors is withheld. Although we have no reason to believe that the nominees will be unable to serve as directors, if either nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee our Board designates.
     Set forth below is information (ages are as of May 16, 2008) with respect to the nominees for election as directors of Oceaneering.
Nominees
2008 — Class I Directors
T. Jay Collins
Mr. Collins, 61, has been Chief Executive Officer of Oceaneering since May 2006 and President of Oceaneering since 1998. He previously served as Chief Operating Officer of Oceaneering from 1998 until 2006. He also served as Executive Vice President – Oilfield Marine Services of Oceaneering from 1995 to 1998 and as Senior Vice President and Chief Financial Officer of Oceaneering from 1993 until 1995. Mr. Collins has been a director of Oceaneering since 2002.
D. Michael Hughes
Mr. Hughes, 69, has been owner of The Broken Arrow Ranch and affiliated businesses, which harvest, process and market wild game meats, since 1983. He has been associated with Oceaneering since its incorporation, serving as Chairman of the Board from 1970 to 1980 and from 1984 to 1990. He is Chairman of the Nominating and Corporate Governance Committee of Oceaneering’s Board and a member of the Audit Committee of Oceaneering’s Board. Mr. Hughes has been a director of Oceaneering since 1970.

Continuing Directors
Information below (ages are as of May 16, 2008) is for those directors whose terms will expire in 2009 and 2010.
2009 — Class II Directors
Jerold J. DesRoche
Mr. DesRoche, 71, has been a partner and a director of National Power Company, a privately owned company that owns and operates power generation facilities using waste fuels and renewable energy, since 1991. He served as President and Chief Executive Officer of ABB Combustion Engineering Canada, Inc. from 1988 to 1991. He is a member of the Compensation Committee and the Nominating and Corporate Governance Committee of Oceaneering’s Board. Mr. DesRoche has been a director of Oceaneering since 2003.
John R. Huff
Mr. Huff, 62, has been Chairman of Oceaneering’s Board of Directors since August 1990. He served as Chief Executive Officer of Oceaneering from 1986 to May 2006. Mr. Huff also serves as a director of BJ Services Company, Rowan Companies, Inc., KBR, Inc. and Suncor Energy, Inc. Mr. Huff has been a director of Oceaneering since 1986.
2010 — Class III Directors
David S. Hooker
Mr. Hooker, 64, has been Chairman of Avoco Secure Ltd., a software development and distribution company which principally focuses on applications providing document content security and authentication, since November 2006, and Chairman of Ocean Hover Limited, an oilfield hovercraft marketing organization, since January 2004. Previously, he served as Chairman of Goshawk Insurance Holdings PLC, an insurance company, from January 1996 to October 2003. He is also a director of Aminex plc, an oil and gas exploration and production company, and a director of Eleuthera Capital Ltd., a helium exploration company. He is Chairman of the Audit Committee of Oceaneering’s Board and a member of the Nominating and Corporate Governance Committee of Oceaneering’s Board. Mr. Hooker has been a director of Oceaneering since 1973.
Harris J. Pappas
Mr. Pappas, 62, has been President of Pappas Restaurants, Inc., a privately owned multistate restaurant group, since 1983 and Chief Operating Officer and director of Luby’s, Inc., a publicly owned restaurant company, since March 2001. He also serves on the Advisory Boards of Frost National Bank in Houston and the Boys & Girls Clubs of Greater Houston. He is Chairman of the Compensation Committee of Oceaneering’s Board and a member of the Audit Committee of Oceaneering’s Board. Mr. Pappas has been a director of Oceaneering since 1996.

Security Ownership of Management and Certain Beneficial Owners
     The following table sets forth the number of shares of Common Stock beneficially owned as of March 24, 2008 by each director and nominee for director, each of the executive officers named in the Summary Compensation Table in this Proxy Statement and all directors and executive officers as a group. Except as otherwise indicated, each individual named has sole voting and dispositive power with respect to the shares shown.

		Shares Underlying
		Restricted Stock
Name	Number of Shares (1)	Units (2)	Total
T. Jay Collins	36,000	147,500	183,500

Jerold J. DesRoche	16,000	—	16,000

Philip D. Gardner	40,200	34,500	74,700

George R. Haubenreich, Jr.	18,420	60,800	79,220

David S. Hooker	64,000	—	64,000

John R. Huff	123,100	171,500	294,600

D. Michael Hughes	24,600	—	24,600

M. Kevin McEvoy	27,786	68,000	95,786

Marvin J. Migura	18,000	62,200	80,200

Harris J. Pappas	112,390	—	112,390

All directors and executive officers as a group (11 persons)	480,630	551,500	1,032,130

(1)	Includes the following shares subject to stock options exercisable as of March 24, 2008: Mr. Gardner – 27,500; Mr. Hooker – 40,000; Mr. Pappas – 60,000; and all directors and executive officers as a group – 127,500. There are no other outstanding stock options for directors and executive officers. Also includes the following shares granted pursuant to restricted stock award agreements, as to which the recipient has sole voting power and no dispositive power: Mr. DesRoche – 8,000; Mr. Hooker – 8,000; Mr. Hughes – 8,000; Mr. Pappas – 8,000 and all directors and executive officers as a group – 32,000. Also includes the following share equivalents, which are fully vested but are held in trust pursuant to the Oceaneering Retirement Investment Plan (the “401(k) Plan”), as to which the individual has the right to direct the plan trustee on how to vote: Mr. McEvoy – 9,786; and all directors and executive officers as a group – 9,920. At withdrawal, the share equivalents are settled in shares of Common Stock. Each executive officer and director owns less than 1% of the outstanding Common Stock; all directors and executive officers as a group own (1) less than 1% of the outstanding Common Stock and (2) approximately 1.9% of the total of the outstanding shares of Common Stock and the shares underlying restricted stock units owned by directors and executive officers.

(2)	Includes shares of Common Stock that are represented by restricted stock units of Oceaneering that are credited to the accounts of certain individuals and are subject to vesting. The individuals have no voting or investment power over these restricted stock units.

     Listed below is the only person who, to our knowledge, may be deemed to be a beneficial owner as of March 24, 2008 of more than 5% of the outstanding shares of Common Stock. This information is based on statements filed with the Securities and Exchange Commission (the “SEC”).

	Amount and Nature of	Percent
Name and Address of Beneficial Owner	Beneficial Ownership	of Class (1)
FMR LLC 82 Devonshire Street Boston, MA 02109	6,183,082 (2)	11.2

(1)	The percentage is based on the total number of issued and outstanding shares of Common Stock as of March 24, 2008.

(2)	The amount beneficially owned of 6,183,082 shares as shown, is as reported by FMR LLC (“FMR”) in a Schedule 13G filed with the SEC on February 15, 2008. Includes 4,367,437 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR, as a result of its acting as an investment advisor to various investment companies (the “Funds”). FMR and Edward C. Johnson III, Chairman of FMR, through FMR’s control of Fidelity and the Funds, each has sole power to dispose of the 4,367,437 shares owned by the Funds. Neither FMR nor Edward C. Johnson III has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Strategic Advisors, Inc., 82 Devonshire, Boston MA 02109, a wholly owned subsidiary of FMR and an investment advisor beneficially owns 100 shares. Pyramis Global Advisors, LLC (“PGALLC”), 53 State Street, Boston, MA 02109, an indirect wholly owned subsidiary of FMR, is the beneficial owner of 2,900 shares. Edward C. Johnson III and FMR, through its control of PGALLC, each has sole dispositive power over 2,900 shares and sole power to vote or to direct the voting of 2,900 shares owned by the institutional accounts or funds advised by PGALLC. Pyramis Global Advisors Trust Company (“PGATC”), 53 State Street, Boston, MA 02109, an indirect wholly owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities and Exchange Act of 1934, is the beneficial owner of 447,600 shares as a result of its serving as an investment manager of institutional accounts owning such shares. Edward C. Johnson III and FMR, through FMR’s control of PGATC, each has sole dispositive power over 447,600 shares and sole power to vote or to direct the voting of 392,100 shares owned by the institutional accounts managed by PGATC. Fidelity International Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 1,365,045 shares.

Corporate Governance
     During 2007, our Board of Directors held six meetings of the full Board and 23 meetings of the committees of the Board. Each director attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he served. In addition, we have a policy that directors are encouraged to attend the annual meeting. Last year, all of our directors attended our annual meeting. In 2007, the nonemployee directors met in regularly scheduled executive sessions without management present, and similar sessions are scheduled for 2008. The chairmen of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee chair these executive sessions on a rotating basis. Interested parties may communicate directly with the nonemployee directors by sending a letter to the “Board of Directors (independent members),” c/o Corporate Secretary, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041-3000.
     Under rules adopted by the New York Stock Exchange, our Board of Directors must have a majority of independent directors. A director qualifies as independent only if the Board affirmatively determines that the director has no material relationship with us. In evaluating each director’s independence, the Board considered relationships and transactions between each director, his family members and any business, charity or other entity in which the director has an interest, on the one hand, and us and our senior management, on the other hand. As a result of this review, the Board affirmatively determined that all our directors are independent, except for Mr. Huff, who had served as our Chief Executive Officer until May 2006, and Mr. Collins, who is our President and Chief Executive Officer.
     We have three standing committees of our Board of Directors: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Our Board of Directors has determined that each member of these committees is independent in accordance with the requirements of the New York Stock Exchange. Our Board has also determined that each member of the Audit Committee meets the independence requirements for service on an audit committee that the SEC has established.
The Audit Committee
     The Audit Committee, which is comprised of Messrs. Hooker (Chairman), Hughes and Pappas, held 13 meetings during 2007. Our Board of Directors determined that all members of the Audit Committee are audit committee financial experts as defined in the applicable rules of the SEC. For information relating to the background of each member of the Audit Committee, see the biographical information under “Proposal 1 – Election of Directors” and “Continuing Directors.” The Audit Committee is appointed by our Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, to assist the Board in its oversight of:
•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independence, qualifications and performance of our independent auditors;

•	the performance of our internal audit functions; and

•	the adequacy of our internal control over financial reporting.
     Our management is responsible for our internal controls and preparation of our consolidated financial statements. Our independent auditors are responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon. The Audit Committee is responsible for overseeing the conduct of these activities and, subject to shareholder ratification, appointing our independent auditors. As stated above and in the Audit Committee Charter, the Audit Committee’s responsibility is one of oversight. The Audit Committee is not providing any expert or special assurance as to Oceaneering’s financial statements or any professional certification as to the independent auditor’s work.

     In discharging its duties, the Audit Committee reviews and approves the scope of the annual audit, non-audit services to be performed by the independent auditors and the independent auditors’ audit and non-audit fees; reviews and discusses with management (including the senior internal auditor) and the independent auditors the annual audit of our internal control over financial reporting; recommends to our Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC; meets independently with our internal auditors, independent auditors and management; reviews the general scope of our accounting, financial reporting, annual audit and internal audit programs and matters relating to internal control systems, as well as the results of the annual audit and interim financial statements, auditor independence issues and the adequacy of the Audit Committee charter; and reviews with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding our financial statements or accounting policies. A copy of the Audit Committee charter is attached to this Proxy Statement as Appendix A and available on the Corporate Governance page of our Web site (www.oceaneering.com). Any shareholder who so requests may obtain a written copy of the charter from us. The report of the Audit Committee is included in this Proxy Statement under the heading “Report of the Audit Committee.”
The Compensation Committee
     The Compensation Committee, which is comprised of Messrs. Pappas (Chairman) and DesRoche, held six meetings during 2007. The Compensation Committee is appointed by our Board of Directors to:
•	assist the Board in discharging its responsibilities relating to (1) compensation of our executives, other key employees and nonemployee directors and (2) employee benefit plans and practices; and

•	produce or assist management with the preparation of any reports that may be required from time to time by the rules of the NYSE or the SEC to be included in our proxy statements for our annual meetings of shareholders or annual reports on Form 10-K.
     Specific duties and responsibilities of the Compensation Committee include: general oversight of our executive and key employee compensation plans and benefit programs; reviewing and approving objectives relevant to the compensation of executives and key employees, including administration of annual bonus plans, long-term incentive plans, supplemental executive retirement plan and severance, termination and change-of-control arrangements; approving employment agreements for key executives; reviewing and making recommendations to the Board regarding the director and officers’ indemnification and insurance matters; evaluating the performance of executives and key employees, including our Chief Executive Officer; recommending to the Board the compensation for the Board and committees of the Board; and annually evaluating its performance and its charter.
     Since 2004, the Compensation Committee has engaged Mercer, formerly known as Mercer Human Resource Consulting (“Mercer”), to assist the Compensation Committee in its administration of compensation for our executives and other key employees. Mercer assisted the Compensation Committee in the design and particulars of our 2007 long-term incentive program. Mercer performed a market analysis of total direct compensation (the sum of salary, annual incentive bonus, and long-term incentive compensation) and retirement plan value for our executives and other key employees and compensation for nonemployee directors among peer group companies and other survey data, see “Compensation Discussion and Analysis – The Role of the Compensation Consultant ” in this Proxy Statement. The Compensation Committee approved the form and amounts of our 2007 long-term incentive program and compensation for our executive officers and other key employees, and recommended to the Board the forms and amounts of compensation for nonemployee directors.
     A copy of the Compensation Committee charter is available on the Corporate Governance page of our Web site (www.oceaneering.com). Any shareholder who so requests may obtain a written copy of the charter from us. The report of the Compensation Committee is included in this Proxy Statement under the heading “Report of the Compensation Committee.”

The Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee, which is comprised of Messrs. Hughes (Chairman), DesRoche and Hooker, held four meetings during 2007. The Nominating and Corporate Governance Committee is appointed by our Board of Directors to:
•	identify individuals qualified to become directors of Oceaneering;

•	recommend to our Board candidates to fill vacancies on our Board or to stand for election to the Board by our shareholders;

•	recommend to our Board a director to serve as Chairman of the Board;

•	recommend to our Board committee assignments for directors;

•	periodically assess the performance of our Board and its committees;

•	evaluate related-person transactions in accordance with our policy regarding such transactions; and

•	periodically review and assess the adequacy of our corporate governance policies and procedures.
     The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors. A copy of this charter and a copy of our Corporate Governance Guidelines are available on the Corporate Governance page of our Web site (www.oceaneering.com). Any shareholder who so requests may obtain a written copy of each of these documents from us.
     The Nominating and Corporate Governance Committee solicits ideas for potential Board candidates from a number of sources, including members of our Board of Directors and our executive officers. The Committee also has authority to select and compensate a third-party search firm to help identify candidates, if it deems it advisable to do so.
     The Nominating and Corporate Governance Committee will also consider nominees recommended by shareholders in accordance with our bylaws. In assessing the qualifications of all prospective nominees to the Board, the Nominating and Corporate Governance Committee will consider, in addition to criteria set forth in our bylaws, each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of Oceaneering and its shareholders. Consideration also will be given to the Board’s having an appropriate mix of backgrounds and skills. A shareholder who wishes to recommend a nominee for director should comply with the procedures specified in our bylaws, as well as applicable securities laws and regulations of the New York Stock Exchange. The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, whether identified by the Committee or by a shareholder, and will evaluate each of them on the same basis.
     As to each person a shareholder proposes to nominate for election as a director, our bylaws provide that the nomination notice must:
•	include the name, age, business address and principal occupation or employment of that person, the number of shares of Common Stock beneficially owned or owned of record by that person and any other information relating to that person that is required to be disclosed under Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related SEC rules and regulations; and

•	be accompanied by the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.

     The nomination notice must also include, as to that shareholder and the beneficial owner, if any, of Common Stock on whose behalf the nomination or nominations are being made:
•	the name and address of that shareholder, as they appear on our stock records and the name and address of that beneficial owner;

•	the number of shares of Common Stock which that shareholder and that beneficial owner own beneficially or of record;

•	a description of all arrangements and understandings between that shareholder or that beneficial owner and each proposed nominee of that shareholder and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by that shareholder;

•	a representation by that shareholder that he or she intends to appear in person or by proxy at that meeting to nominate the person(s) named in that nomination notice;

•	a representation as to whether that shareholder or that beneficial owner, if any, intends, or is part of a group, as Rule 13d-5(b) under the Exchange Act uses that term, which intends (1) to deliver a proxy statement and/or form of proxy to the holders of shares of Common Stock having at least the percentage of the total votes of the holders of all outstanding shares of Common Stock entitled to vote in the election of each proposed nominee of that shareholder which is required to elect that proposed nominee and/or (2) otherwise to solicit proxies in support of the nomination; and

•	any other information relating to that shareholder and that beneficial owner that is required to be disclosed under Section 14 of the Exchange Act and the related SEC rules and regulations.
     To be timely for consideration at our 2009 Annual Meeting, a shareholder’s nomination notice must be received at our principal executive offices, 11911 FM 529, Houston, Texas 77041-3000, addressed to our Corporate Secretary, no earlier than November 17, 2008 and no later than the close of business on January 16, 2009.
Compensation Committee Interlocks and Insider Participation
     No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.
Code of Ethics
     Our Board of Directors adopted a code of ethics that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Treasurer, and a code of business conduct and ethics that applies to our officers, directors and employees. Each is available on the Corporate Governance page of our Web site (www.oceaneering.com). Any shareholder who so requests may obtain a printed copy of these codes from us. Any change in or waiver of these codes of ethics will be disclosed on our Web site.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our Common Stock to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all our directors and executive officers complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act during 2007.

REPORT OF THE AUDIT COMMITTEE
     The Audit Committee of Oceaneering International, Inc.’s Board of Directors is comprised of the three directors named below. Each member of the Audit Committee is an independent director as defined by applicable Securities and Exchange Commission rules and New York Stock Exchange listing standards. The Committee met 13 times during the year ended December 31, 2007. The Committee reviewed with management and Ernst & Young LLP, Oceaneering’s independent registered public accounting firm, the interim financial information included in Oceaneering’s quarterly reports on Form 10-Q for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007, prior to their being filed with the Securities and Exchange Commission. In addition, the Committee reviewed all of Oceaneering’s earnings releases in 2007 with management and Ernst & Young prior to the public release of those earnings releases.
     The Committee reviewed and discussed with management and Ernst & Young Oceaneering’s consolidated financial statements for the year ended December 31, 2007. Members of management represented to the Committee that Oceaneering’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee discussed with Ernst & Young matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Committee also reviewed and discussed with management and Ernst & Young management’s report and Ernst & Young’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.
     Ernst & Young provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and the Committee discussed with Ernst & Young their independence. The Committee concluded that Ernst & Young’s provision of non-audit services to Oceaneering and its affiliates is compatible with Ernst & Young’s independence.
     Based on the Committee’s discussion with management and the independent auditors and the Committee’s review of the representations of management and the report of the independent auditors, the Committee recommended to Oceaneering’s Board of Directors that Oceaneering’s audited consolidated financial statements as of and for the year ended December 31, 2007 be included in the Form 10-K for the year ended December 31, 2007 filed with the SEC.
Audit Committee
David S. Hooker, Chairman
D. Michael Hughes
Harris J. Pappas

COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis contains statements regarding future individual and company performance goals and measures. These goals and measures are disclosed in the limited context of Oceaneering’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Oceaneering specifically cautions investors not to apply these statements to other contexts.
     The following Compensation Discussion and Analysis, or “CD&A,” provides information regarding the compensation programs in place for our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers during 2007. We refer to these five individuals in this CD&A as the “Named Executive Officers.” This CD&A includes information regarding, among other things, the objectives of our compensation program, the achievements that the compensation program is designed to reward, the elements of the compensation program (including the reasons why we employ each element and how we determine amounts paid) and how each element fits into our overall compensation objectives.
Compensation Philosophy and Objectives
     Our executive compensation program is designed to attract and retain key executives, motivate them to achieve our short-term and long-term objectives, and reward them for superior performance. We use several different compensation elements in the executive compensation program which are geared to both our short-term and long-term performance. The following principles influence the design and administration of our executive compensation program.
Compensation Should Be Related to Performance
     The Compensation Committee of our Board of Directors (the “Committee”), and our Board of Directors believe that a significant portion of a Named Executive Officer’s direct compensation should be tied to overall company performance, measured against financial goals and objectives.
     Under the performance-based portions of our compensation arrangements, our basic philosophy is that, in years when performance is better than the objectives established for the relevant performance period, Named Executive Officers should be paid more than the target awards and, when our performance does not meet planned objectives, incentive award payments should be less than such targets, in the absence of unusual circumstances.
Compensation Programs Should Motivate Executives to Remain With Us
     We believe that there is significant value to our shareholders for Named Executive Officers to remain with our company over time. Our business is built significantly by executives who can develop and maintain customer relationships over time. Also, value is built by executives who understand the unique business and technical aspects of our industry. For these reasons, a significant element of our historical executive compensation arrangements has been long-term incentive compensation arrangements, with awards that have provided for vesting over several years. In addition, we provide several of our executive officers with some financial security in the event of a change of control, to promote long-term retention. We also provide for long-term benefits through retirement plans (see – “Post-Employment Compensation Programs” below).
Incentive Compensation Should Represent a Significant Part of an Executive’s Total Direct Compensation
     We believe that the portion of a Named Executive Officer’s total compensation that varies with our overall performance objectives should increase as the scope and level of the individual’s business responsibilities and role in the organization increase. We believe that more than one-half of the total direct compensation (the sum of salary, annual incentive bonus, and long-term incentive compensation) of the Named Executive Officers should be at risk against short- and long-term performance goals and the Chief Executive Officer should be subject to a greater amount of such risk than other Named Executive Officers.

Incentive Compensation Should Balance Short-Term and Long-Term Performance
     We strive to maintain an executive compensation program that balances short-term, or annual, results and long-term success. To reinforce the importance of this balancing we regularly provide the Named Executive Officers both annual and long-term incentives. The value for participants in our long-term incentive plans generally increases at higher levels of responsibility, as executives in these leadership roles have the greatest influence on our strategic direction and results over time.
     Beginning in 2006, the Committee adopted our current approach to long-term incentives, in which awards of service-based restricted stock units and performance units are made to our executive officers and other key employees. Assuming restricted stock value based on grant date value established by the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), and performance units notionally valued at $100 per unit for achievement of performance goals at target level, the Committee believes that the performance units should account for more than one-half of the total annual long-term incentive compensation of the Named Executive Officers and the service-based restricted stock units should account for the balance. The Committee believes that this approach promotes our philosophy of rewarding executives for growing shareholder value over time. Upon vesting, settlement of the restricted stock units will be made in shares of our common stock. Upon vesting, the value of the performance units will be paid in cash.
Compensation Levels Should Be Competitive
     The Committee reviews competitive compensation information as part of its process in establishing total direct compensation and retirement plan values that are competitive. In making compensation decisions, the Committee considers all elements of compensation when setting each element of compensation. The Committee assesses each element of base salary, annual incentive bonus, long-term incentive compensation and retirement plan values against a combination of available information from the most recent proxy statements of a peer-group of publicly traded companies and survey data from the energy and general industries.
The Role of the Compensation Committee
     The Committee has the primary authority to establish compensation for the Named Executive Officers and other key employees and administers all our executive compensation plans and agreements. The Committee annually reviews corporate goals and objectives and sets the compensation levels for Named Executive Officers based on the Committee’s evaluation. Our Chief Executive Officer assists the Committee by providing annual recommendations regarding the compensation of the Named Executive Officers and other key employees, excluding himself. The Committee can exercise its discretion in modifying or accepting these recommendations. The Chief Executive Officer attends Committee meetings. However, the Committee also meets in executive session without the Chief Executive Officer (or other members of management) present when discussing the Chief Executive Officer’s compensation.
     The Committee reviews comparative compensation information compiled by a compensation consultant as described in “Role of the Compensation Consultant” below; however, the Committee does not base its decisions on targeting compensation to specific benchmarks. Comparative compensation is one factor used by the Committee in making its compensation decisions. Overall, however, our compensation program for Named Executive Officers is intended to create a total compensation opportunity that, on average, is equal to approximately the 50th percentile in the aggregate of appropriate competitive comparative compensation for a Named Executive Officer. For additional information regarding the role and responsibility of the Committee, see “Proposal 1 – Election of Directors – The Compensation Committee” above.
The Role of the Compensation Consultant
     In 2007, the Committee retained Mercer (the “Compensation Consultant”) to: (1) conduct a review of our total direct compensation (the sum of base salary, annual incentives bonus and long-term incentive compensation) and retirement plan programs for the Named Executive Officers and other key employees; (2) identify and evaluate a peer group of companies and survey data for compensation comparison purposes; (3) conduct a pay-for-performance analysis to assess the correlation of executive pay and company performance for Oceaneering and the peer group of companies identified; and (4) assist in our assessment of whether payments made pursuant to change of control agreements could result in excise taxes pursuant to Section 4995 of the Internal Revenue Code, assuming a change of control occurred on December 31, 2007 (see “ –– Post-Employment Compensation Programs – Change of Control Agreements” and “Potential Payments on Termination or Change of Control” below). The Compensation Consultant’s only work for

Oceaneering in 2007 was at the direction of the Committee, except for some accounting-related assistance and non-executive compensation advice provided in 2007, for which the Compensation Consultant was paid approximately $3,200.
     The Compensation Consultant assessed the continuing validity of the peer group of companies used for comparison purposes in the review it conducted for the Committee in 2006 and recommended a list of 23 publicly traded companies as the peer group for comparison purposes (collectively the “Compensation Peer Group”). The Compensation Peer Group is comprised of the same companies identified as the peer group in 2006, except that one company that was acquired by another was deleted and the successor by merger of a company in the peer group was substituted.
     The companies included in the Compensation Peer Group were approved for inclusion by the Committee, primarily due to their operational focus broadly within the oilfield service industry and the belief that we compete with these companies for talent and for stockholder investment. The Committee reviews the companies comprising the Compensation Peer Group at least every two years. The companies comprising the Compensation Peer Group used for 2007 comparison purposes were:

BJ Services Company	GlobalSantaFe Corporation	Pride International, Inc.
Bristow Group Inc.	Grant Prideco, Inc.	Rowan Companies, Inc.
Cameron International Corporation	Helix Energy Solutions Group, Inc.	Smith International Inc.
Diamond Offshore Drilling, Inc.	Key Energy Services, Inc.	Superior Energy Services, Inc.
ENSCO International Incorporated	McDermott International, Inc.	Tidewater Inc.
Exterran Holdings, Inc.	National Oilwell Varco, Inc.	Transocean Inc.
FMC Technologies, Inc.	Noble Corporation	Weatherford International Ltd.
Global Industries, Ltd.	Oil States International, Inc.
     The sources of the survey data used by the Compensation Consultant were (1) the 2007 U.S. Energy Compensation Survey and 2007 U.S. Americas-Executive Remuneration Database, which combines all of the Compensation Consultant’s survey data as well as client data submissions for approximately 570 executive-level positions in which approximately 2,200 organizations participated and which were prepared by the Compensation Consultant, and (2) a 2007 Survey Report on Top Management Compensation prepared by Watson Wyatt Data Services, which features data across multiple industries and geographies in which approximately 2,300 organizations participate (collectively, the “Compensation Surveys”).
     The Compensation Consultant identified the 25th, 50th and 75th percentile for base salary, annual bonus incentive, long-term incentive compensation and retirement plan value, individually and in the aggregate for the comparable position of each of our Named Executive Officers from a blend of compensation information identified for the Compensation Peer Group from the most recent proxy statements filed with the SEC by the companies comprising the Compensation Peer Group (weighted at 50%) and from the Compensation Surveys (weighted at 50% with each component weighted equally), except that the Compensation Peer Group information was used exclusively for evaluating retirement plan value, as retirement plan value information was not available in the Compensation Surveys.
2007 Executive Compensation Components
     For 2007, the primary components of our compensation program for Named Executive Officers were:
•	base salary;

•	annual incentive award paid in cash;

•	long-term incentive programs comprised of restricted stock units and performance units; and

•	retirement plan.

Base Salary
     The Committee considers salary levels annually in November, for changes to be effective the first day of the following year, as well as upon a promotion or significant change in job responsibility. Each year, our Chief Executive Officer recommends base salaries for the other Named Executive Officers based on historical levels of base salaries, with adjustments he subjectively deems appropriate based on the overall performance of the Named Executive Officer, including a review of contributions and performance, over the past year. In reviewing the Chief Executive Officer’s recommendations and in deciding base salaries for all Named Executive Officers, the Committee considers each officer’s level of responsibility, experience, tenure, performance and the comparative compensation information provided by the Compensation Consultant. The Committee’s evaluation of each Named Executive Officer also takes into account an evaluation of Oceaneering’s overall performance. In November 2006, the Committee approved a salary increase of 10% for Mr. Collins and, as recommended by Mr. Collins, salary increases ranging from 7% to 12% for the other Named Executive Officers.
Annual Incentive Awards Paid in Cash
     In March of each year, the Committee approves a performance-based annual cash bonus award program under a shareholder approved Incentive Plan for the persons listed as named executive officers in the summary compensation table of our proxy statement for that year. These cash bonus award opportunities have been based on a comparison of our net income for the year to target net income for that year. For each other participating employee in the program, the cash bonuses are based upon the level of achievement of a combination of our net income, financial and non-financial goals of our applicable profit center for that employee and individual goals. For each participant, the maximum award achievable is a percentage of the participant’s annual salary as of March 1st of the year of the program. In March of each year, the Committee also approves the final bonus amounts under the cash bonus award program for the previous year.
     In March 2007, the Committee approved a cash bonus award program for 2007. For the Named Executive Officers, bonuses were determined by a comparison of our net income in calendar year 2007 to target net income for that year. The maximum cash pay-out under the program for each Named Executive Officer is a specified percentage of that executive’s base salary as of March 1, 2007. As recommended by our Chief Executive Officer and approved by the Committee (1) the target amount for our net income in 2007 was $155 million, an amount 25% higher than the net income we achieved in 2006 (which was almost twice the amount of net income achieved in 2005) and equated to the mid-point of our then-published earnings per share guidance range for 2007 and (2) the net income amount in 2007 necessary to achieve the maximum bonuses under the program was 110% of the target amount or $170.5 million. Under the program, attainment of the target amount would have resulted in a payout of 90% of the maximum amount payable to the Named Executive Officer. For any award in the program to be payable, more than 70% of the target net income for 2007 had to be achieved. The Named Executive Officers in the program for 2007 and their respective maximum payouts as a percentage of base salary were: Mr. Collins — 150%; Messrs. McEvoy, Migura and Haubenreich — 100%; and Mr. Gardner – 80%, which reflects no change in the maximum percentage of base salary from 2006.

     The following table notes the percentage of maximum payout to a Named Executive Officer under the program for the percentage of target net income achieved. The Committee has the discretion to award an amount less than that calculated.
     In March 2008, the Committee approved the final bonuses under the 2007 Cash Bonus Award Program. Due to our achieving a record level of net income in 2007, which was in excess of 110% of the performance goal for 2007, the Committee awarded maximum bonuses payable to Messrs. Collins, McEvoy, Migura and Haubenreich under the program. The Committee also approved additional merit bonuses to those Named Executive Officers based on Oceaneering’s performance (the fourth consecutive year of record net income, a 45% increase in the amount of net income achieved in 2006) and the outstanding contributions to Oceaneering’s performance by these officers. The Committee exercised its discretion to award an amount to Mr. Gardner less than the maximum award payable under the program, as a result of the failure of the Oceaneering Multiflex division of Subsea Products to achieve planned financial results in 2007.
     Awards made to the Named Executive Officers for performance in 2007 are reflected in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the “Summary Compensation Table” below.
Long-Term Incentive Compensation
     Historically, we granted stock options annually and restricted stock or stock unit awards every three years to our executive officers and other key employees. However, the Committee decided that, in light of the expense recognition requirements established by SFAS 123R and effective beginning in 2006, to refrain from using stock options as an employee compensation element for our executive officers and other employees for the foreseeable future and to instead use annual grants of service-based restricted stock unit awards and performance unit awards. Accordingly, no stock options were awarded in 2007.

     In deciding upon a methodology for determining changes to our long-term incentive program, we established the following objectives:
•	deliver competitive economic value;

•	reduce annual share utilization;

•	preserve the alignment of the executive’s financial and shareholding interest with those of our shareholders, generally;

•	attract and retain executives and other key employees;

•	focus management attention on specific performance measures that have a strong correlation with the creation of shareholder value; and

•	provide that a majority of an executive’s total direct compensation is performance-based.
     In order to achieve these objectives, the Committee decided upon a long-term incentive program to deliver value would be through two vehicles, restricted stock unit awards and performance unit awards. The Committee expects to consider these long-term incentive awards in late February of each year. Such awards to new employees or in connection with other events such as promotions will be considered at the next scheduled Committee meeting after the hire date or after the event occasioning the consideration of the award.
     In February 2007, performance units and service-based restricted stock unit awards, each comprising an estimated 55% and 45%, respectively, of the estimated grant date total long-term incentive value were awarded to the Named Executive Officers. These restricted stock units are scheduled to vest in full on the third anniversary of the award date, subject to earlier vesting if the employee meets certain age or age and years of service requirements; the termination or constructive termination of an employee’s employment in connection with a change of control of Oceaneering or due to death or disability. No part of the awards to Named Executive Officers vested during 2007 by reason of any of the early vesting provisions. Each restricted stock unit represents the equivalent of one share of our common stock. Upon vesting, settlement of the restricted stock units will be made in shares of our common stock. The grant date value of restricted stock units awarded to Named Executive Officers is reflected in the “Grant Date Fair Value of Stock and Stock Option Awards” column of the “Grants of Plan-Based Awards” table below.
     The performance units awarded in February 2007 are scheduled to vest in full on the third anniversary of the award date, subject to similar early vesting terms as are applicable to the restricted stock units. The Committee approved specific financial goals and measures based on cumulative cash flow from operations and a comparison of return on invested capital and cost of capital for the three-year period January 1, 2007 through December 31, 2009 to be used as the basis for the final value of the performance units. The measures were selected because of our belief that they have a strong correlation with the creation of shareholder value. The amount of cumulative cash flow from operations during this three-year performance period necessary to achieve the target level goal for this measure is $1 billion. This amount was selected because it is three times the annual cash flow from operations expected to be achieved in 2007, which exceeded the record amount achieved in 2006. The amounts to be achieved by Oceaneering to reach the threshold and maximum are $100 million less and more, respectively, than the target level amount. Oceaneering’s return on invested capital must exceed its cost of capital over this three-year performance period by 50% for the target level goal to be achieved for this performance measure. For the threshold level to be achieved, the return on invested capital must be 30% in excess of the cost of capital and for the maximum level to be achieved it must be 70% in excess of the cost of capital. The final value of each performance unit may range from $0 to $125 with the threshold, target and maximum levels of achievement of goals valued at $75, $100 and $125, respectively. If the calculated unit value exceeds $100, the Committee retains discretion to reduce such value to any amount above or equal to $100. Upon vesting, the value of the performance units will be payable in cash.

     The determination of the final value of each performance unit is based on the application of the following grid (with interpolation between the specified levels):

Cumulative Cash Flow	Unit Values

Maximum	$62.50	$100.00	$112.50	$125.00
Target	$50.00	$87.50	$100.00	$112.50
Threshold	$37.50	$75.00	$87.50	$100.00
Below Threshold	$0.00	$37.50	$50.00	$62.50
	Below	Threshold	Target	Maximum
	Threshold

	Return on Invested Capital/Cost of Capital
     The estimated future payout of the performance unit awards to Named Executive Officers if each of the performance measures is achieved at the threshold, target or maximum level is reflected in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the “Grants of Plan-Based Awards” table below.
     For 2007, approximately 57% of the total direct compensation of Mr. Collins, our Chief Executive Officer, was at risk against short- and long-term performance goals and approximately 51-53% was at risk for each of the other Named Executive Officers.
Post-Employment Compensation Programs
Retirement Plans
     We maintain a 401(k) plan and a Supplemental Executive Retirement Plan (“SERP”). All of our employees who meet the eligibility requirements may participate in our 401(k) plan. The Named Executive Officers have elected not to participate in our 401(k) plan. Participation in our SERP includes Named Executive Officers and other key employees selected for participation by the Committee. Our SERP was established to provide a benefit to our executives and other key employees in excess of Internal Revenue Code limits for our 401(k) plan, in order to attract and motivate participants to remain with us and provide retirement plan values that are competitive with those provided by companies within the Compensation Peer Group. Under our SERP, we credit a participant’s notional account with a percentage determined by the Committee of each of the participant’s base salary, subject to vesting. A participant may elect to defer a portion of base salary and annual bonus for accrual pursuant to our SERP. Amounts accrued under our SERP are adjusted for earnings and losses as if they were invested in one or more investment vehicles selected by the participant from those designated as alternatives by the Committee. A participant’s interest in the plan is generally distributable upon termination. The percentage of base salary credited for Named Executive Officers in 2007 was: Mr. Collins – 50%; Mr. McEvoy – 50%; Messrs. Migura and Haubenreich – 40% each; and Mr. Gardner – 20%. Please see the “Non-Qualified Deferred Compensation” table and accompanying narrative for further information about our SERP and contributions to the Named Executive Officers’ accounts.
Change of Control Agreements
     In November 2001, we entered into Change of Control Agreements (each, a “Change of Control Agreement”) with Messrs. Collins, McEvoy, Migura and Haubenreich, each of whom are Named Executive Officers, replacing each of their respective prior senior executive severance agreements. The payment and benefits under our Change of Control Agreements did not influence and were not influenced by the other elements of compensation, as the change of control payments and benefits serve different objectives and due to the fact that a change of control or other triggering event may never occur. We limit eligibility for change of control agreement participation to those Named Executive Officers whose full support and sustained contribution would be important to the successful completion of a change of control. We believe the benefits provided by the Change of Control Agreements help promote long-term retention by providing some financial security to these Named Executive Officers against the risk of loss of employment which could result following a change of control of our company. The Change of Control Agreements entitle the individual to receive a severance package, described below, in the event of the occurrence of both a change of control and a termination of the executive’s employment by us without cause (as defined below) or by the executive for good reason (as defined below) during a period of time beginning a year prior to the occurrence or, in some cases, the contemplation by the Board of a change in control (the “Effective Date”) and ending two years following the Effective Date. For purposes of the Change of Control Agreements, a change of control is defined as occurring if:
•	any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing 20% or more of the combined voting power of our outstanding voting securities, other than through the purchase of voting securities directly from a private placement by us;

•	the current members of our Board, or subsequent members approved by at least two-thirds of the current members, no longer comprise a majority of our Board;

•	our company is merged or consolidated with another corporation or entity, and our shareholders own less than 60% of the outstanding voting securities of the surviving or resulting corporation or entity;

•	a tender offer or exchange offer is made and consummated by a person other than us for the ownership of 20% or more of our voting securities; or

•	there has been a disposition of all or substantially all of our assets.
     As defined in each Change of Control Agreement, cause for termination by Oceaneering means conviction by a court of competent jurisdiction, from which conviction no further appeal can be taken, of a felony-grade crime involving moral turpitude related to service with us.
     As defined in each Change of Control Agreement, good reason to terminate includes:
•	any adverse change in status, title, duties or responsibilities;

•	any reduction in annual base salary, SERP contribution level by us, annual bonus opportunity or aggregate long-term compensation, all as may be increased subsequent to date of the Change of Control Agreements;

•	any relocation;

•	the failure of a successor to assume the Change of Control Agreement;

•	any prohibition by us against the individual engaging in outside activities permitted by the Change of Control Agreement;

•	any purported termination by us that does not comply with the terms of the Change of Control Agreement; or

•	any default by us in the performance of our obligations under the Change of Control Agreement.
     The severance package provided for in each such executive’s Change of Control Agreement consists of an amount equal to three times the sum of:
•	the executive’s highest annual rate of base salary during the then-current year or any of the three years preceding the year of termination;

•	an amount equal to the maximum award the executive is eligible to receive under the then-current fiscal year bonus plan; and

•	an amount equal to the maximum percentage of the executive’s annual base salary contributed by us for him in our SERP for the then-current year multiplied by the executive’s highest annual rate of base salary.

     A minimum aggregate amount payable for these items is stated in each such executive’s agreement, which amount was calculated using the year-end December 31, 2001 amounts for each component.
     The severance provisions also provide that, for each applicable individual:
•	any outstanding stock options would vest immediately and become exercisable or the individual may elect to be paid an amount equal to the spread between the exercise price and the higher market value for the shares of our common stock underlying those options;

•	the benefits under all compensation plans, including restricted stock agreements and restricted stock unit agreements, would be paid as if all contingencies for payment and maximum levels of performance had been met; and

•	the applicable individual would receive benefits under all other plans he then participates in for three years.
     The Change of Control Agreements provide that, if any payments made thereunder would cause the recipient to be liable for an excise tax because the payment is a “parachute payment” (as defined in the Internal Revenue Code), then we will pay the individual an additional amount to make the individual whole for that tax liability.
Perquisites
     We provide our Named Executive Officers with perquisites and other benefits that we believe are reasonable and consistent with our overall compensation program to enable us to attract and retain employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to our executive officers. The perquisites provided to the Named Executive Officers in 2007 and our incremental cost to provide those perquisites are set forth in the “All Other Compensation” column of the “Summary Compensation Table” below and the related footnotes to that table.
Stock Ownership Guidelines
     To align the interests of our directors, executive officers and shareholders, we believe our directors and executive officers should have a significant financial stake in Oceaneering. To further that goal, our Board adopted stock ownership guidelines on November 30, 2007, requiring that our nonemployee directors, chief executive officer, executive vice president and senior vice presidents maintain minimum ownership interests in Oceaneering. Our nonemployee directors are generally expected to own not less than a fixed number of shares equal to five times the annual cash retainer generally paid to nonemployee directors divided by the closing price of our stock on November 30, 2007, the date of adoption of the policy.
     Our chief executive officer, executive vice president and senior vice presidents are generally expected to own not less than a fixed number of shares equal to a multiple of their annual base salary divided by the closing price of our stock on the date of adoption of the policy. The multiple of annual base salary used to determine the fixed number of shares is as provided in the following table.

Level	Base Salary Multiple
Chief Executive Officer	5
Executive Vice President	3
Corporate Senior Vice Presidents	3
Other Senior Vice Presidents	2
     The following forms of ownership are recognized in determining the number of shares of our stock owned by a nonemployee director or executive officer for purposes of satisfying the stock ownership guidelines:
•	direct ownership of shares;

•	indirect ownership of shares, including stock or stock equivalents held in our retirement plan; and

•	vested and unvested shares of restricted stock or stock units held under our long-term incentive programs.

     A nonemployee director or executive has three years from the date of adoption of the policy or the initial date of election or appointment to comply with stock ownership guidelines. The time period for satisfying such ownership requirement may be extended at the discretion of our chief executive officer for an additional period of up to two years. In the event that a nonemployee director or executive does not meet the stock ownership level within the specified time period, he or she will be prohibited from selling any stock acquired through vesting of restricted stock or restricted stock units or upon exercise of stock options, except to pay for applicable taxes or the exercise price, until he or she satisfies the requirements. Each of our current nonemployee directors and Named Executive Officers is covered by this policy and currently satisfies the stock ownership guidelines applicable to him.
Tax Deductibility of Pay
     Section 162(m) of the Internal Revenue Code generally disallows a deduction to public companies to the extent of excess annual compensation over $1 million paid to certain executive officers, except for qualified performance-based compensation. Our 2007 annual cash bonus program and 2007 performance unit program are intended to qualify as performance-based compensation under Section 162(m). Our general policy, where consistent with business objectives, is to preserve the deductibility of compensation to executive officers. We may authorize forms of compensation that might not be deductible if we believe they are in the best interests of Oceaneering and its shareholders. Our 2007 service-based restricted stock unit awards are not considered performance-based under Section 162(m) and, accordingly, are subject to the $1 million limit on deductibility. All or a portion of the value, when vested, of these restricted stock unit awards may not be deductible. We had no nondeductible compensation paid to executive officers in 2007 and do not anticipate any in 2008.
Compliance With Internal Revenue Code Section 409A
     Section 409A of the Internal Revenue Code, which was enacted in 2004 and generally became effective in 2005, can impose significant additional taxes on the recipient of “nonqualified deferred compensation” arrangements that do not meet specified requirements regarding both form and operation. Some of the arrangements between Oceaneering and its executive officers and other employees provide, or might be considered to provide, nonqualified deferred compensation. The Committee believes that changes to some of these arrangements will be appropriate, so that our employees will not be subject to the additional Section 409A taxes. The Committee has already adjusted some of our compensation arrangements to comply with Section 409A and anticipates that it will take further action in 2008, in accordance with guidance recently issued by the Internal Revenue Service, to amend arrangements to comply with Section 409A. These adjustments may include changing the timing and form of payments to be made under nonqualified deferred compensation arrangements. The arrangements that are likely to be changed include outstanding restricted stock, restricted stock unit and performance unit awards, the SERP and Change of Control Agreements.
REPORT OF THE COMPENSATION COMMITTEE
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the management of Oceaneering International, Inc., and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors of Oceaneering that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee
Harris J. Pappas, Chairman
Jerold J. DesRoche
COMPENSATION OF EXECUTIVE OFFICERS
     The following table summarizes compensation of our Chief Executive Officer, our Chief Financial Officer, and our three most highly compensated executive officers other than our Chief Executive Officer and Chief Financial Officer for the years ended December 31, 2007 and 2006.

Summary Compensation Table

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation
Position	Year	($)	($)(1)	($)(2)	($)	($)(3)	Earnings ($)	($)(4)(5)	Total ($)

T. Jay Collins	2007	550,000	175,000	2,085,307	—	825,000	—	1,437,080	5,072,387
President & Chief	2006	457,000	281,000	1,434,336	—	469,000	—	1,440,295	4,081,631
Executive Officer

M. Kevin McEvoy	2007	350,000	100,000	932,277	—	350,000	—	754,748	2,487,025
Executive Vice President	2006	310,000	60,000	700,395	—	290,000	—	744,238	2,104,633

Marvin J. Migura	2007	315,000	85,000	861,655	—	315,000	—	662,915	2,239,570
Senior Vice President &	2006	281,000	44,000	648,708	—	281,000	—	691,389	1,946,097
Chief Financial Officer

George R. Haubenreich, Jr.	2007	295,000	55,000	904,550	—	295,000	—	656,481	2,206,031
Senior Vice President,	2006	275,000	35,000	648,708	—	275,000	—	686,671	1,920,379
General Counsel & Secretary

Philip D. Gardner	2007	230,000	—	403,031	—	150,000	—	248,833	1,031,864
Senior Vice President —	2006	215,000	—	284,697	—	100,000	—	203,081	802,778
Subsea Products

(1)	The amounts represent merit bonuses awarded to the indicated Named Executive Officers, apart from the bonuses awarded under the 2007 Cash Bonus Award Program which are reflected in the “Non-Equity Incentive Plan Compensation” column of this table. For further information, see “Compensation Discussion and Analysis — Annual Incentive Awards Paid in Cash” above.
(2)	The amounts represent the compensation cost recognized by us in 2007 and 2006 related to stock options, restricted stock and restricted stock unit awards made prior to 2006 and restricted stock unit awards made in 2007 and 2006 in accordance with SFAS 123R. The compensation cost for 2007 is comprised of the following:

	Awards Prior to 2007		Awards in 2007
		Restricted Stock Units	Restricted Stock Units
Name	Stock Options ($)	($)	($)	Total ($)
T. Jay Collins	—	1,574,214	511,093	2,085,307
M. Kevin McEvoy	—	767,997	164,280	932,277
Marvin J. Migura	—	711,065	150,590	861,655
George R. Haubenreich, Jr.	—	711,065	193,485	904,550
Philip D. Gardner	3,653	303,548	95,830	403,031
For a discussion of valuation assumptions see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2007 and 2006, respectively. Excluded from the 2007 and 2006 amounts are the costs we recognized in 2007 and 2006, respectively for tax-assistance payments made in 2007 and 2006 to Named Executive Officers associated with restricted stock and restricted stock units awarded prior to 2006, because the actual tax-assistance payments made in 2007 and 2006 for such awards are reported in the “All Other Compensation” column of this table.

(3)	The amounts reflect cash awards to the Named Executive Officers pursuant to our 2007 Cash Bonus Award Program, see “Compensation Discussion and Analysis — Annual Incentive Awards Paid in Cash” above.
(4)	The amounts shown for each attributable perquisite or benefit does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by any Named Executive Officer except as quantified for a Named Executive Officer in the footnotes below.
(5)	The amounts shown in “All Other Compensation” column for 2007 and 2006 are attributable to the following:
•	Mr. Collins: $275,000 and $229,167 for our 2007 and 2006 contribution to his notional SERP account, respectively; $1,132,973 and $1,186,039 for tax gross-up payments associated with vestings of restricted stock and stock units in 2007 and 2006, respectively; perquisites and other personal benefits in 2007 and 2006 totaling $29,107 and $25,089, respectively, comprised of in each year: provision of excess liability insurance; tax advice and tax return preparation; club membership; sporting event tickets; medical premium and cost reimbursements for supplemental medical insurance plan; and personal use of company-provided automobile.

•	Mr. McEvoy: $175,000 and $142,667 for our 2007 and 2006 contribution to his notional SERP account, respectively; $566,486 and $593,020 for tax gross-up payments associated with vestings of restricted stock and stock units in 2007 and 2006, respectively; perquisites and other personal benefits in 2007 and 2006 totaling $13,262 and $8,551, respectively, comprised of in each year: provision of excess liability insurance; tax advice and tax return preparation; club membership; sporting event tickets; medical premium and cost reimbursements for supplemental medical insurance plan; and personal use of company-provided automobile.

•	Mr. Migura: $126,000 and $112,320 for our 2007 and 2006 contribution to his notional SERP account, respectively; $528,721 and $563,369 for tax gross-up payments associated with vestings of restricted stock and stock units in 2007 and 2006 respectively; perquisites and other personal benefits in 2007 and 2006 totaling $8,194 and $15,700, respectively, comprised of in each year: provision of excess liability insurance; tax advice and tax return preparation; club membership; sporting event tickets; and medical premium and cost reimbursements for supplemental medical insurance plan.

•	Mr. Haubenreich: $118,000 and $110,000 for our 2007 and 2006 contribution to his notional SERP account; respectively; $528,721 and $563,369 in tax gross-up payments associated with vestings of restricted stock and stock units in 2007 and 2006, respectively; perquisites and other personal benefits totaling $9,760 and $13,302, respectively, comprised of in each year: excess liability insurance; tax advice and tax return preparation; club membership; sporting event tickets; and medical premium and cost reimbursements for supplemental medical insurance plan.

•	Mr. Gardner: $46,000 and $43,000 for our 2007 and 2006 contribution to his notional SERP account, respectively; $201,417 and $158,139 in tax gross-up payments associated with vestings of restricted stock and stock units in 2007 and 2006, respectively; perquisites and other personal benefits in 2007 and 2006 totaling $1,416 and $1,942, respectively, comprised of in each year excess liability insurance.

     The following table provides information about the equity and non-equity awards to the Named Executive Officers under our 2005 Incentive Plan during the year ended December 31, 2007.
Grants of Plan-Based Awards

								All Other	All Other		Grant
								Stock	Option	Exercise	Date Fair
		Estimated Future Payouts Under			Estimated Future Payouts			Awards:	Awards:	or Base	Value of
		Non-Equity Incentive Plan			Under Equity Incentive Plan			Number of	Number of	Price of	Stock and
		Awards(1)			Awards			Shares of	Securities	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	Units (#)(2)	Options (#)	($/Sh)	($)(3)

T. Jay Collins	2/23/07	1,050,000	1,400,000	1,750,000	—	—	—	28,000	—	—	1,149,960

M. Kevin McEvoy	2/23/07	450,000	600,000	750,000	—	—	—	12,000	—	—	492,840

Marvin J. Migura	2/23/07	412,500	550,000	687,500	—	—	—	11,000	—	—	451,770

George R. Haubenreich, Jr.	2/23/07	397,500	530,000	662,500	—	—	—	10,600	—	—	435,342

Philip D. Gardner	2/23/07	262,500	350,000	437,500	—	—	—	7,000	—	—	287,490

(1)	These columns show the potential value of the payout for each Named Executive Officer under the performance units awarded in 2007 if the threshold, target or maximum goals are satisfied for each of the performance measures. The potential payouts are performance-driven and therefore completely at risk. For a description of the awards, including business measurements for the three-year performance period and the performance goals for determining the payout see “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.

(2)	The amounts reflect the number of restricted stock units awarded to the Named Executive Officers in 2007. For a description of the awards see “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.

(3)	The amounts reflect the full grant date value of restricted stock units under SFAS 123R awarded to the Named Executive Officers in 2007. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007. For a description of the awards, see “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.

     The following table provides information on the current holdings of stock options and unvested restricted stock units for each of the Named Executive Officers as of December 31, 2007.
Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
			Equity					Equity	Equity
			Incentive					Incentive Plan	Incentive Plan
			Plan				Market	Awards:	Awards:
			Awards:			Number	Value of	Number of	Market or
	Number of	Number of	Number of			of Shares or	Shares or	Unearned	Payout Value of
	Securities	Securities	Securities			Units	Units of	Shares, Units	Unearned
	Underlying	Underlying	Underlying			of Stock	Stock That	or Other	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option	Option	That Have	Have Not	Rights That	Other Rights
	Options (#)	Options(#)	Unearned	Exercise	Expiration	Not Vested	Vested	Have Not	That Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	(#) (1)	($)(2)	Vested (#)	Vested ($)

T. Jay Collins	—	—	—	—	—	128,000	8,620,800	—	—

M. Kevin McEvoy	—	—	—	—	—	60,000	4,041,000	—	—

Marvin J. Migura	—	—	—	—	—	55,200	3,717,720	—	—

George R. Haubenreich, Jr.	—	—	—	—	—	54,800	3,690,780	—	—

Philip D. Gardner	20,000	—	—	14.58	3/25/09
	7,500	—	—	18.64	12/26/09	30,000	2,020,500	—	—

(1)	Reflects unvested restricted stock units pursuant to the 2002, 2006 and 2007 Restricted Stock Unit Agreements for the Named Executive Officers. The vesting schedule for these restricted stock units is as follows:

				2002	2006	2007
				Agreement	Agreement	Agreement
	2002 Agreement (# of Units)			Total	(# of Units)	(# of Units)	Total
Name	7/4/08	7/3/09	7/2/10	(# of Units)	2/2/09	2/23/10	(# of Units)

T. Jay Collins	36,000	24,000	12,000	72,000	28,000	28,000	128,000

M. Kevin McEvoy	18,000	12,000	6,000	36,000	12,000	12,000	60,000

Marvin J. Migura	16,800	11,200	5,600	33,600	10,600	11,000	55,200

George R. Haubenreich, Jr.	16,800	11,200	5,600	33,600	10,600	10,600	54,800

Philip D. Gardner	6,400	6,400	3,200	16,000	7,000	7,000	30,000

(2)	Market value of unvested restricted stock units assumes a price of $67.35 per share of our Common Stock as of December 31, 2007. The estimated value of the tax-assistance payment that would be provided pursuant to the 2002 Restricted Stock Unit Agreement for the market value of these restricted stock units is as follows:

- Mr. Collins	$2,781,501
- Mr. McEvoy	$1,390,751
- Mr. Migura	$1,298,034
- Mr. Haubenreich	$1,298,034
- Mr. Gardner	$618,111

     The following table provides information for the Named Executive Officers on (1) stock option exercises during 2007, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon vesting of stock awards in the form of restricted stock and restricted stock unit awards and the value realized.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	on Exercise ($)	Acquired on Vesting (#)	Vesting ($)(1)

T. Jay Collins	—	—	36,000	1,975,320
M. Kevin McEvoy	—	—	18,000	987,660
Marvin J. Migura	—	—	16,800	921,816
George R. Haubenreich, Jr.	—	—	16,800	921,816
Philip D. Gardner	—	—	6,400	351,168

(1)	The amount reflects the value realized for restricted stock vested pursuant to our 2002 Restricted Stock Unit Program. Pursuant to these programs, a tax-assistance payment was provided in the following amounts: Mr. Collins — $1,132,973; Mr. McEvoy — $566,486; Mr. Migura — $528,721; Mr. Haubenreich — $528,721; and Mr. Gardner — $201,417. The amount of these tax-assistance payments is included for each Named Executive Officer in the amount shown in the “All Other Compensation” column of the “Summary Compensation Table” above.
     We do not provide a Pension Benefits Table because we have no qualified pension plan or other plan that would be reportable under the SEC’s rules applicable to Pension Benefits Tables.
Nonqualified Deferred Compensation
     Our SERP is an unfunded, defined contribution plan for selected executives and key employees of Oceaneering, including the Named Executive Officers. Pursuant to our SERP, U.S. participants, including the Named Executive Officers, may defer up to 85% of their base salaries and 90% of their annual cash bonus amounts. We credit a participant’s notional account with a determined percentage of the participant’s base salary, subject to vesting. Benefits under our SERP are based on the participant’s vested portion of his or her notional account balance at the time of termination of employment. A participant vests in our credited amounts at the rate of 33% each year, subject to accelerated vesting upon the soonest to occur of (1) the date the participant has completed ten years of participation, (2) the date that the sum of the participant’s age and years of participation equals 65, (3) the date of termination of employment by reason of death or disability, and (4) within two years following a change of control. Messrs. Collins, McEvoy, Migura and Haubenreich are fully vested in their SERP accounts. All participants are fully vested in deferred base salary and bonus.

     The table below shows the investment options available to all participants and the annual rate of return for each investment for the year ended December 31, 2007, as reported by the administrator of our SERP.

	Rate of		Rate of
	Return		Return
Name of Fund	(%)	Name of Fund	(%)

Alger Small-Cap Growth	15.10	AllianceBernstein International Value	6.24
American Funds Growth	11.93	American Funds Growth-Income	4.66
Batterymarch International Small-Cap	4.73	BlackRock Equity Index	5.23
BlackRock Small-Cap Index	(2.02)	Capital Guardian Diversified Research	1.19
Capital Guardian Equity	6.27	Clearbridge Large-Cap Value	3.54
Columbia Technology	23.03	Goldman Sachs Short Duration Bond	4.47
Highland Capital-Floating Rate Loan	(1.86)	Janus Growth LT	15.63
JP Morgan Diversified Bond	1.32	Lazard Mid-Cap Value	(2.15)
Loomis, Sayles Large-Cap Growth	21.63	MFS International Large Cap	9.26
NFJ Small Cap Value	3.14	Oppenheimer Emerging Market	33.09
Oppenheimer Main Street Core	4.40	Oppenheimer Multi-Strategy	4.34
Pacific Life High Yield Bond	2.44	Pacific Life Money Market	4.99
PIMCO Inflation Managed	10.14	PIMCO Managed Bond	8.53
Van Kampen Comstock	(3.01)	Van Kampen Mid-Cap Growth	22.92
Van Kampen Real Estate	(16.16)	Vaughan Nelson Small Cap Equity	6.04
     The following table provides information on our non-qualified deferred compensation plan. Amounts shown are entirely attributable to our SERP.

	Executive	Registrant		Aggregate
	Contributions	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
Name	in 2007 ($)	2007 ($)(1)	in 2007 ($)(2)	Distributions ($)	at 12/31/07 ($)(3)

T. Jay Collins	24,000	275,000	70,012	—	2,736,738

M. Kevin McEvoy	—	175,000	61,272	—	1,341,248

Marvin J. Migura	225,000	126,000	71,116	—	2,608,107

George. R. Haubenreich, Jr.	—	118,000	(73,019)	—	1,763,360

Philip D. Gardner	50,000	50,000	11,735	—	317,212

(1)	Amounts reflect the credited contributions we made to the account of the Named Executive Officer in 2007. All of the contributions shown are included in the “All Other Compensation” column of the “Summary Compensation Table” above.

(2)	Amounts shown reflect hypothetical accrued gains (or losses) in 2007 on the aggregate of contributions by the Named Executive Officer and us on notional investments designed to track the performance of the funds selected by the Named Executive Officers as follows:

	Aggregate Earnings in 2007
	Executive	Company
Name	Contributions ($)	Contributions ($)	Total ($)

T. Jay Collins	16,359	53,653	70,012
M. Kevin McEvoy	2,714	58,558	61,272
Marvin J. Migura	35,652	35,464	71,116
George R. Haubenreich, Jr.	(7,960)	(65,059)	(73,019)
Philip D. Gardner	4,576	7,159	11,735

(3)	Amounts reflect the accumulated account values (including gains and losses) of contributions by the Named Executive Officers and us as of December 31, 2007 as follows:

	Aggregate Balance at 12/31/07
	Executive	Company
Name	Contributions ($)	Contributions ($)	Total ($)

T. Jay Collins	561,673	2,175,065	2,736,738
M. Kevin McEvoy	51,225	1,290,023	1,341,248
Marvin J. Migura	1,325,641	1,282,466	2,608,107
George R. Haubenreich, Jr.	533,091	1,230,269	1,763,360
Philip D. Gardner	118,133	199,079	317,212
Potential Payments on Termination or Change of Control
     As described in the “Compensation Discussion and Analysis” above, Messrs. Collins, McEvoy, Migura and Haubenreich have Change of Control Agreements. Upon a change of control of Oceaneering, each of them may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code. We have agreed to reimburse those Named Executive Officers for all such excise taxes that may be imposed and any income taxes and excise taxes that may become payable as a result of the reimbursement. Based on the amounts shown in the “Change of Control” column in the following tables, none of the Named Executive Officers would be subject to an excise tax liability. However, whether an excise tax liability will arise in the future will depend on the facts and circumstances in existence at the time a change of control payment becomes payable. All of the outstanding long-term incentive agreements of the Named Executive Officers have provisions for settlement in the event of death, disability or a change of control, except the 2002 restricted stock unit agreements of Messrs. Collins, McEvoy, Migura and Haubenreich have no provision for settlement in the event of a change of control.
     Assuming a December 31, 2007 termination date and, where applicable, using the closing price of our Common Stock of $67.35 as reported by the New York Stock Exchange, the tables below show potential payments to each of the Named Executive Officers in the existing contracts, agreements, plans or arrangements, whether written or unwritten in the event of a termination of such executive’s employment, including amounts payable pursuant to benefits or awards in which the Named Executive Officers are vested. As used in the agreements referenced in the table below, the term “Change of Control” has the same meaning as the Change of Control agreements define that term. For a summary of that definition, see “Compensation Discussion and Analysis – Change of Control Agreements” above.
T. Jay Collins

	Voluntary or
	involuntary
Payments upon termination	termination	Death and Disability		Change in Control

Severance Payments	$0	$0		$4,950,000	(1)

Benefit Plan Participation	$0	$0		$83,657	(2)

Restricted Stock Units (unvested & accelerated)	$0	$11,402,301	(3)	$3,771,600	(4)

Performance Units (unvested & accelerated)	$0	$0	(5)	$2,800,000	(6)

Accrued Vacation/Base Salary	$84,615	$84,615		$84,615

SERP (vested)	$2,736,738 (7)	$2,736,738	(7)	$2,736,738	(7)

TOTAL	$2,821,353	$14,223,654		$14,426,610

M. Kevin McEvoy

	Voluntary or
	involuntary
Payments upon termination	termination	Death and Disability		Change in Control

Severance Payments	$0	$0		$2,625,000	(1)

Benefit Plan Participation	$0	$0		$77,301	(2)

Restricted Stock Units (unvested & accelerated)	$0	$5,431,751	(3)	$1,616,400	(4)

Performance Units (unvested & accelerated)	$0	$0	(5)	$1,200,000	(6)

Accrued Vacation/Base Salary	$17,759	$17,759		$17,759

SERP (vested)	$1,341,248 (7)	$1,341,248	(7)	$1,341,248	(7)

TOTAL	$1,359,007	$6,790,758		$6,877,708

Marvin J. Migura

	Voluntary or
	involuntary
Payments upon termination	termination	Death and Disability		Change in Control

Severance Payments	$0	$0		$2,268,000	(1)

Benefit Plan Participation	$0	$0		$63,242	(2)

Restricted Stock Units (unvested & accelerated)	$0	$5,015,754	(3)	$1,454,760	(4)

Performance Units (unvested & accelerated)	$0	$0	(5)	$1,080,000	(6)

Accrued Vacation/Base Salary	$48,462	$48,462		$48,462

SERP (vested)	$2,608,107 (7)	$2,608,107	(7)	$2,608,107	(7)

TOTAL	$2,656,569	$7,672,323		$7,522,571

George R. Haubenreich, Jr.

	Voluntary or
	involuntary
Payments upon termination	termination	Death and Disability		Change in Control

Severance Payments	$0	$0		$2,124,000	(1)

Benefit Plan Participation	$0	$0		$58,327	(2)

Restricted Stock Units (unvested & accelerated)	$0	$4,988,814	(3)	$1,427,820	(4)

Performance Units (unvested & accelerated)	$0	$0	(5)	$1,060,000	(6)

Accrued Vacation/Base Salary	$45,385	$45,385		$45,385

SERP (vested)	$1,763,360 (7)	$1,763,360	(7)	$1,763,360	(7)

TOTAL	$1,808,745	$6,797,559		$6,478,892

Philip D. Gardner

	Voluntary or
	involuntary
Payments upon termination	termination		Death and Disability		Change in Control

Severance Payments	$0		$0		$0

Restricted Stock Units (unvested & accelerated)	$0		$2,638,611	(8)	$2,638,611	(8)

Performance Units (unvested & accelerated)	$0		$0	(5)	$700,000	(9)

SERP (unvested & accelerated)	$0		$71,942	(10)	$71,942	(10)

Accrued Vacation/Base Salary	$19,019		$19,019		$19,019

SERP (vested)	$317,212	(7)	$317,212	(7)	$317,212	(7)

Stock Options (vested)	$1,420,725	(11)	$1,420,725	(11)	$1,420,725	(11)

TOTAL	$1,756,956		$4,467,509		$5,167,509

(1)	Amount reflects an amount equaling three times the sum of: a) his highest annual rate of base salary for the prior three years; b) the maximum award he is eligible to receive under the annual cash bonus program for the current year; and c) maximum percentage of base salary contribution level by us for him in our SERP for the current year multiplied by his highest annual rate of base salary in effect during the current year or any of the prior three years that is payable pursuant to the executive’s Change of Control Agreement.

(2)	Amount reflects the estimated value of the benefit to the executive to receive the same level of medical, life insurance, and disability benefits for a period of three years after termination that is payable pursuant to the executive’s Change of Control Agreement.

(3)	Amount reflects: (a) the value of shares of Common Stock that would be delivered for each outstanding restricted stock unit pursuant to the executive’s 2002, 2006 and 2007 Restricted Stock Unit Agreements and Change of Control Agreement; and (b) the value of the tax-assistance payment that would be provided pursuant to the executive’s 2002 Restricted Stock Unit Agreement and Change of Control Agreement.

(4)	Amount reflects the value of shares of Common Stock that would be delivered for each outstanding restricted stock unit pursuant to the executive’s 2006 and 2007 Restricted Stock Unit Agreements and Change of Control Agreement.

(5)	Upon death or disability, the performance units awarded pursuant to the 2006 and 2007 Performance Unit Agreements would vest; however, the amount payable, if any, will not be known until the completion of the three-year performance periods January 1, 2006 – December 31, 2008 and January 1, 2007 – December 31, 2009, respectively, at which time the performance will be measured. For information about goals and measures and amounts payable, see “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.

(6)	Amount reflects cash payment for outstanding performance units at the target goal level of $100 per unit pursuant to the executive’s 2006 and 2007 Performance Unit Agreements and Change of Control Agreements.

(7)	Vested SERP amounts include the aggregate of Oceaneering and executive contributions and earnings. For more information on vested SERP amounts, see “Nonqualified Deferred Contributions – Aggregate Balance at December 31, 2007” above.

(8)	Amount reflects: (a) the value of shares of Common Stock that would be delivered for each outstanding restricted stock unit pursuant to Mr. Gardner’s 2002, 2006 and 2007 Restricted Stock Unit Agreements; and (b) the value of the tax-assistance payment that would be provided pursuant to Mr. Gardner’s 2002 Restricted Stock Unit Agreement.

(9)	Amount reflects cash payment for outstanding performance units at the target level of $100 per unit pursuant to Mr. Gardner’s 2006 and 2007 Performance Unit Agreements.

(10)	Amount reflects unvested accrued amount in our SERP for Mr. Gardner. Accrued amounts in our SERP for all other Named Executive Officers are fully vested at December 31, 2007.

(11)	Amount reflects the value of vested stock options.

Director Compensation
     During 2007, we paid our nonemployee directors, on a quarterly basis, an annual retainer of $40,000 with an additional annual retainer of $15,000 to the Chairman of the Audit Committee and an additional annual retainer of $8,000 to the Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee. We pay our nonemployee directors $1,000 for each Board meeting attended, $1,000 for each committee meeting attended (if the meeting is on a day other than the date of the Board meeting) and a fee of $125 per hour, up to a maximum of $1,000 per day, for any other services directly related to activities of the Board or a Committee of the Board. Mr. Huff, the Chairman of the Board, did not receive the above board and meeting fees in 2007, nor will he receive such fees 2008, pursuant to the terms of his Amended Service Agreement. For a description of Mr. Huff’s compensation as a nonemployee director, see “Service Agreement and Change of Control Agreement with Mr. Huff” below.
     Besides payment of annual retainers and meeting fees, our nonemployee directors may also participate in our basic medical plans. Nonemployee directors may elect to participate in our health care plan without payment of any monthly premium and participate in a supplemental medical plan at no cost to the director. We pay the Medicare premium for Mr. Hughes. Mr. Huff’s Amended Service Agreement, as did his prior employment agreement, provides for medical coverage on an after-tax basis to Mr. Huff, his spouse and children for their lives. All directors are provided a group personal excess liability insurance policy at no cost to the directors and they are reimbursed for their travel and other expenses involved in attendance at Board and committee meetings and activities.
     In 2007, our nonemployee directors participated in our shareholder-approved 2005 Incentive Plan. Under this plan in 2007, our nonemployee directors, Messrs. DesRoche, Hooker, Hughes and Pappas, were each awarded 8,000 shares of restricted stock. The restricted stock awards are scheduled to vest in full on the first anniversary of the award date, subject to (1) earlier vesting on a change of control or the termination of the director’s service due to death, and (2) such other terms as are set forth in the award agreement. Under this plan in 2007, Mr. Huff was awarded 28,000 restricted common stock units and 14,000 performance units in accordance with Mr. Huff’s Amended Service Agreement described in “Service Agreement and Change of Control Agreement with Mr. Huff” below. This is an award level equal to and upon terms and conditions substantially the same as that granted in 2007 to our Chief Executive Officer, except as described below. For more information on these restricted common stock unit and performance unit awards, see “Compensation Discussion and Analysis – Long Term Incentive Compensation.”
     The table below summarizes the compensation we paid to our nonemployee directors during the year ended December 31, 2007.
Director Compensation Table

					Change in Pension
				Non-Equity	Value and	All Other
	Fees Earned or	Stock	Option	Incentive Plan	Nonqualified Deferred	Compensation
Name	Paid in Cash ($)(1)	Awards ($)(2)	Awards ($)	Compensation ($)	Compensation Earnings	($)(3)(4)	Total ($)

John R. Huff	400,000	2,667,936	—	—	—	2,431,990	5,499,926

Jerold J. DesRoche	61,000	320,290	—	—	—	14,838	396,128

D. Michael Hughes	71,000	320,290	—	—	—	24,488	415,778

David S. Hooker	75,000	320,290	—	—	—	1,666	396,956

Harris J. Pappas	67,000	320,290	—	—	—	1,666	388,956

(1)	Amounts shown are attributable entirely to fees for attendance at meetings of the Board and committees of the Board, and annual retainers as described in “Director Compensation” above and “Service Agreement and Change of Control Agreement with Mr. Huff” below.

(2)	The amounts represent the compensation costs recognized by us in 2007 related to restricted stock and stock unit awards to nonemployee directors computed in accordance with SFAS 123R. For Mr. Huff, the compensation cost is comprised of awards prior to 2007 - $1,965,183, at which time he also served as Chief Executive Officer, and in 2007 - $702,753. The grant date fair market value of awards made in 2007 computed in accordance with SFAS 123R is $328,560 for each of Messrs. DesRoche, Hughes, Hooker and Pappas; and $1,149,960 for Mr. Huff. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007. The aggregate number of restricted shares or units of stock outstanding for each of Messrs. DesRoche, Hooker,

Hughes and Pappas is 8,000, and for Mr. Huff is 152,000. The aggregate number of shares subject to outstanding stock options is: Mr. Hooker – 40,000; and Mr. Pappas – 60,000.

(3)	The amounts shown for each attributable perquisite or benefit does not exceed the greater of $25,000 or 10% of the total amount of perquisite received by any director except as quantified for a director in the footnotes below.

(4)	The amounts shown in “All Other Compensation” column are attributable to the following:
•	Mr. Huff: $1,573,020 and $10,556 for tax gross-up payments associated with vestings of restricted stock units and Mr. Huff’s medical coverage described above, respectively for 2007; $765,000 for lump-sum cash buyout in lieu of the perquisites to which Mr. Huff would have been entitled during his Post-Employment Service Period as described in “Service Agreement and Change of Control Agreement with Mr. Huff” below; perquisites and other personal benefits totaling $83,414 comprised of: provision of excess liability insurance; tax advice and tax return preparation ($35,852); personal use of company-owned fishing camp, annual premiums and reimbursement of medical costs for health care, including medical premium and costs for a supplemental medical insurance plan ($40,585).

•	Mr. DesRoche: perquisites and other personal benefits totaling $14,838 comprised of: provision of excess liability insurance, personal use of a company-owned fishing camp and premium and costs reimbursed for a supplemental medical insurance plan.

•	Mr. Hughes: perquisites and other personal benefits totaling $24,488 comprised of: provision of excess liability insurance, personal use of a company-owned fishing camp, annual premium for basic health care provided by us, Medicare premium paid by us and premium and medical costs reimbursed for a supplemental medical insurance plan.

•	Mr. Hooker and Mr. Pappas: perquisites and other personal benefits totaling $1,666 each comprised of provision of excess liability insurance and premium for a supplemental medical insurance plan.
Service Agreement and Change of Control Agreement With Mr. Huff
     As we previously disclosed, we entered into a Service Agreement with Mr. Huff in November 2001 (the “Service Agreement”), when Mr. Huff was serving as our Chairman of the Board and Chief Executive Officer. The Service Agreement replaced Mr. Huff’s prior employment agreement. As did the prior employment agreement, the Service Agreement provided medical coverage on an after-tax basis to Mr. Huff, his spouse and children during his employment with us and thereafter for their lives. The Service Agreement provided for a specific employment period (which, as subsequently amended, extended through December 30, 2006), followed by a specific service period ending no later than August 15, 2011 (the “Post-Employment Service Period”), during which time it was contemplated that Mr. Huff, acting as an independent contractor, would serve as nonexecutive Chairman of our Board of Directors.
     The Service Agreement provided that, following the completion of Mr. Huff’s employment period, we could request that he serve as Chairman of the Board during the Post-Employment Service Period, and if he refused to serve and we were fulfilling our obligations under the Service Agreement, no salary or benefits not previously vested as of the time of his refusal would have been payable to him under the Service Agreement. If Mr. Huff was not requested to serve as Chairman of the Board or if he did serve as Chairman of the Board for any portion of the Post-Employment Service Period and his service as Chairman of the Board thereafter terminated at any time and for any reason (other than his refusal to serve during the Post-Employment Service Period), including by reason of his death or disability, or our failure to fulfill our obligations under the Service Agreement, he would be entitled to receive various severance benefits. During the Post-Employment Service Period under the Service Agreement, for so long as Mr. Huff was serving as Chairman of the Board, his annual rate of cash compensation would have been equal to 50% of his highest annual base salary during the employment period (or $400,000 per year). In addition, throughout that period, Mr. Huff would have continued to receive certain perquisites and administrative assistance, and he would have continued to participate in various benefit plans; however, he would not have been eligible for subsequent grants or contributions made under any such plan after the completion of his employment period.
     In 2006, the Compensation Committee of our Board of Directors determined that it would approve timely modifications to the Service Agreement to address changes in the tax law and anticipated additional guidance from the Internal Revenue Service regarding “nonqualified deferred compensation arrangements” under Section 409A of the Internal Revenue Code. In the absence of appropriate modifications, the impact of these tax law changes could have resulted in a 20% additional tax payable by Mr. Huff, at least some of which would have been recoverable by Mr. Huff from us under tax reimbursement provisions of the Service Agreement. On December 21, 2006, acting pursuant to a recommendation of the Compensation Committee, our Board of Directors approved an amendment and restatement of the Service Agreement (the “Amended Service Agreement”). Although the principal purpose for entering into the Amended

Service Agreement was to address issues arising under Section 409A of the Internal Revenue Code, the Amended Service Agreement also clarified or resolved other issues that existed under the Service Agreement.
     The Amended Service Agreement, among other things, provides for:
•	the commencement of the Post-Employment Service Period on December 31, 2006;

•	a $6.4 million lump-sum cash buyout of Mr. Huff’s entitlement to perquisites and administrative assistance for ten years from the termination of the Post-Employment Service Period, with the lump-sum amount being paid in 2007 at an amount equal to a negotiated net present value of those items;

•	annual payments of $765,000 in 2007, $540,000 in 2008, $540,000 in 2009 and $540,000 in 2010, in each case as long as Mr. Huff is then continuing to serve as our Chairman of the Board, in lieu of the perquisites to which Mr. Huff would have been entitled during the Post-Employment Service Period;

•	a tax-protection clause, to ensure that Mr. Huff will not be impacted adversely by taxes under Section 409A of the Internal Revenue Code in the event the amendments effected pursuant to the Amended Service Agreement (including those described above) are insufficient to ensure that the arrangements with Mr. Huff do not constitute “nonqualified deferred compensation arrangements,” provided that Mr. Huff agreed to changes in the Amended Service Agreement and his separate Change of Control Agreement to satisfy the requirements of the applicable provisions of Section 409A and applicable Treasury Regulations yet to be finalized, unless such changes would cause more than insubstantial harm to him;

•	the continuation of long-term incentive plan awards to Mr. Huff in 2007 and 2008 at a level equal to the awards granted to our Chief Executive Officer, to: (1) partially compensate Mr. Huff for the understanding that he would provide services in addition to those normally provided by a chairman of the board (“Additional Services”), with those Additional Services to be as mutually agreed but to initially involve assistance with strategic initiatives and business expansion efforts; and (2) place Mr. Huff in the equivalent position as if a three-year award had been granted in 2005, as would have been anticipated based on the practice in effect in 2001;

•	the eligibility of Mr. Huff to receive long-term incentive plan awards after 2008, provided that, for any year that Mr. Huff receives a long-term incentive award in excess of awards applicable to our other nonemployee directors, Mr. Huff will not receive an additional long-term incentive award equal to the award granted to our other nonemployee directors for that year;

•	the entitlement for Mr. Huff to receive, after 2008, the same pay as our other nonemployee directors during the period that Mr. Huff continues to serve as one of our directors, (in addition to the $400,000 amount per year for up to five years if Mr. Huff continues to serve as Chairman of the Board during the Post-Employment Service Period), to provide compensation for the post-2008 portion of the Post-Employment Service Period for the understanding that Mr. Huff would provide Additional Services; and

•	in the event of his disability, the provision of the same acceleration of payment of the benefits payable to him for the ten years following the Post-Employment Service Period as would be available in the event of his death or a change of control (a lump-sum, undiscounted payment).
     As part of its actions on December 21, 2006, our Board of Directors also formally requested that Mr. Huff begin the Post-Employment Service Period by continuing to serve as Chairman of the Board, and Mr. Huff has done so.
     Also as part of the negotiated arrangements relating to Mr. Huff’s retirement benefits, the Compensation Committee authorized and approved our establishment of an irrevocable grantor trust, commonly known as a “rabbi trust,” to provide Mr. Huff greater assurance that we would set aside an adequate source of funds to fund the payment of the post-retirement benefits under the Amended Service Agreement, including the medical coverage benefits payable to Mr. Huff, his spouse and their children for their lives. In connection with establishment of the rabbi trust, we contributed to the trust a life insurance policy on the life of Mr. Huff which we had previously obtained and we agreed to continue to pay the premiums due on that policy. When the life insurance policy matures, the proceeds of the policy will become assets of the trust. If the value of trust assets exceeds $4 million, as adjusted by the consumer price index, at any time after January 1, 2012, the excess may be paid to us. However, because the trust is irrevocable, the assets of the trust are generally not otherwise available to fund our future operations until the trust terminates, which is not expected to occur during the lives of Mr. Huff, his spouse or his children. Furthermore, no tax deduction will be available for our contributions to the trust; however, we may benefit from future tax deductions for benefits actually paid from the trust (although benefit payments from the trust are not expected to occur in the near term, because we expect to make direct payments of those benefits for the foreseeable future).
     As we previously described, in November 2001 we entered into a change of control agreement with Mr. Huff who was then serving as our Chairman of the Board and Chief Executive Officer upon terms and conditions substantially the same as the Change of Control Agreement described in the “Compensation Discussion and Analysis – Change of Control Agreements,” except as described below. Mr. Huff’s Change of Control Agreement replaced his prior senior executive and supplemental senior executive agreements. While Mr. Huff is nonexecutive Chairman of the Board, a termination of his service for any reason other than his refusal to serve as nonexecutive Chairman of the Board would entitle Mr. Huff to the severance package under his agreement. The calculated minimum amount for determining the amount of the severance package under the change of control agreement described in the “Compensation Discussion and Analysis-Change of Control Agreements” is applicable to Mr. Huff for any termination occurring during his service as nonexecutive Chairman of the Board. Any payment of the Change of Control severance package to Mr. Huff would not reduce any benefits or compensation due Mr. Huff under the Amended Service Agreement; provided, however, that the benefit in the Change of Control Agreement regarding benefits under compensation plans and other benefits payable for three years are not provided under the Change of Control Agreement to Mr. Huff to the extent they are duplicative of benefits provided to him under the Amended Service Agreement.
     Assuming a December 31, 2007 termination date of Mr. Huff serving as our Chairman of the Board for reasons other than his refusal to serve as our Chairman of the Board for any reason other than we have failed to fulfill our obligations under his Amended Service Agreement, and, where applicable using the closing price of our Common Stock of $67.35 on December 31, 2007 (as reported by the New York Stock Exchange), potential payments to Mr. Huff consist of: $8,000,000, which reflects $800,000 per year payable in advance for ten years provided in the event of Mr. Huff’s death, disability or a change of control, all unpaid amounts would be accelerated and become payable in a non-discounted lump-sum payment; $17,445,868 which reflects (1) the value of shares of Common Stock that would be delivered for each outstanding vested and unvested restricted stock unit pursuant to Mr. Huff’s Amended Service Agreement, his 2002, 2006 and 2007 Restricted Stock Unit Agreements and, if applicable, his Change of Control Agreement, (2) the value of the tax-assistance payment that would be provided pursuant to his Amended Service Agreement, his 2002 Restricted Stock Agreement, and if applicable, his Change of Control Agreement and (3) a cash payment for outstanding performance units under the 2006 and 2007 Performance Unit Agreements at the maximum goal level of $125 per unit pursuant to the Amended Service Agreement. If termination of Mr. Huff’s service as our Chairman of the Board is the result of a Change of Control, an additional amount of $4,650,000 would be payable as described above. Based upon these amounts, Mr. Huff would not be subject to an excise tax liability. However, whether an excise tax liability will arise in the future will depend on the facts and circumstances in existence at the time a change of control payment becomes payable. We have agreed to reimburse Mr. Huff for all such excise taxes that may be imposed and any income taxes and excise taxes that may become payable as a result of the reimbursement.
     Assuming a December 31, 2007 termination date of Mr. Huff serving as our Chairman of the Board as a result of his refusal to serve as our Chairman of the Board for any reason other than we have failed to fulfill our obligations under his Amended Service Agreement, Mr. Huff would not receive the above described severance payments; would forfeit all unvested restricted stock units and performance units that were awarded to him and potential payments to Mr. Huff would have consisted of $3,285,800, which reflects (1) the value of shares of common stock using the price of our common stock of $67.35 per share on December 31, 2007 (as reported by the New York Stock Exchange), that would be delivered for each outstanding vested restricted stock unit under Mr. Huff’s 2006 and 2007 Restricted Stock Unit Agreements and (2) a cash payment for outstanding vested performance units under Mr. Huff’s 2006 and 2007 Performance Unit Agreements at the target goal level of $100 per unit pursuant to the Amended Service Agreement. These outstanding restricted stock units and performance units are vested by reason of Mr. Huff having met age and years of service requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Our Board of Directors adopted a written policy with respect to related-person transactions to document procedures pursuant to which such transactions are reviewed and approved or ratified. The policy applies to any transaction in which (1) Oceaneering or any of its subsidiaries is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC. Under the policy related persons include our directors, nominees to become a director, executive officers, beneficial owners of 5% or more of our voting securities, immediate family members of any of the foregoing persons, and any entity in which any of the foregoing persons is employed as an executive officer or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership. Our policy includes a process to monitor related-person transactions and, if a determination is made that a proposed transaction or category of transaction is a related person transaction, a submission is made to the Nominating and Corporate Governance Committee, which will consider all of the relevant facts and circumstances available and evaluate whether to approve or ratify the transaction.
     Except as set forth in this Proxy Statement, no director or executive officer of Oceaneering or nominee for election as a director of Oceaneering, or holder of more than 5% of the outstanding shares of Common Stock, and no member of the immediate family of any such director, nominee, officer or security holder, to our knowledge, had any material interest in any transaction during the year ended December 31, 2007, or in any currently proposed transaction, to which Oceaneering or any subsidiary of Oceaneering was or is a party in which the amount involved exceeds $120,000.
     No director or executive officer of Oceaneering who has served in such capacity since January 1, 2007 or any associate of any such director or officer, to the knowledge of the executive officers of Oceaneering, has any material interest in any matter proposed to be acted on at the 2008 Annual Meeting of Shareholders, other than as described in this Proxy Statement.
PROPOSAL 2
Amendment of the Restated Certificate of Incorporation to Increase the
Number of Authorized Shares of Common Stock
     Our Board has determined that it is an appropriate time to propose an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of capital stock from 93 million to 183 million and to increase the number of authorized shares of common stock from 90 million to 180 million.
     Under our Restated Certificate of Incorporation as currently in effect, the total number of shares of capital stock which we have the authority to issue is 93 million. Of these authorized shares, common stock comprises 90 million shares and preferred stock comprises three million shares. As of March 24, 2008, the number of shares of common stock outstanding was 55,118,988 (there were no shares held in treasury), 1,360,525 shares of common stock were reserved for issuance on exercise of options and vesting and settlement of restricted stock units under our incentive plans and 1,809,492 shares of common stock were reserved for future grants under those plans. As a result, as of March 24, 2008, we have a total of 31,710,995 shares of Common Stock available for issuance, after taking into account shares reserved for issuance on the exercise of stock options and future grants. This number of shares available for issuance takes into account our two-for-one stock split effected in the form of a stock dividend, which we completed on June 19, 2006. As a result of that stock split, we reduced our shares of common stock available for issuance by approximately 26,938,000 shares. There are no outstanding shares of preferred stock and the proposed amendment would not increase the authorized number of shares of preferred stock.
     Our Board believes that it is advisable and in the best interests of our shareholders to increase the number of authorized shares of common stock to provide a sufficient reserve of shares for our future business and financial needs. These additional authorized shares would provide us greater flexibility in the consideration of future stock dividends or stock splits, sales of common stock or convertible securities to enhance capital and liquidity, possible future acquisitions, and other corporate purposes as our Board may consider appropriate from time to time. Assuming our shareholders approve the proposed amendment to our Restated Certificate of Incorporation set forth below, we do not expect that further authorization from our shareholders will be solicited for the issuance of any shares of Common Stock, except to the extent required by applicable law or by the rules of the New York Stock Exchange. Existing holders of shares of common stock would have no preemptive rights under our Restated Certificate of Incorporation to purchase any additional shares of common stock we may issue. It is possible that we may issue additional shares of common stock at a time and under circumstances that may dilute the voting power of existing shareholders, decrease earnings per share and decrease the book value per share of shares presently held. We have no specific plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares of common stock at this time.
     The increase in the authorized number of shares of our common stock and the subsequent issuance of a large number of those shares could have the effect of delaying or preventing a change of control of our company without further action by our stockholders, and thus make it more difficult to remove and replace our management. Shares of authorized and unissued common stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a change of control of Oceaneering more difficult, and therefore less likely. The additional authorized shares could be used to discourage persons from attempting to gain control of Oceaneering, by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support our Board in a potential takeover scenario. In addition, the increase in authorized shares of common stock could permit our Board to approve our issuance of common stock to persons supportive of our incumbent management. Those persons might then be in a position to vote to prevent or delay a proposed business combination or other change-of-control transaction that is deemed unacceptable to our Board, although perceived to be desirable by some of our stockholders. Any such issuance could provide our management with a means to block any vote that might be used to effect a business combination or other change-of-control transaction in accordance with our Restated Certificate of Incorporation. Although these potential anti-takeover effects are inherent in the proposed amendment, our Board does not view the increase in the number of authorized shares of common stock as an anti-takeover measure, and the amendment is not being made in response to any specific proposed or contemplated change-of-control transaction or effort by any third party.
     Our Board has unanimously adopted a resolution approving, subject to shareholder approval, and declaring the advisability of an amendment to Article Fourth of our Restated Certificate of Incorporation to increase the number of authorized shares of capital stock from 93 million to 183 million and to increase the number of authorized shares of common stock from 90 million to 180 million. The specific amendment to Article Fourth being proposed as follows:
The first paragraph of Article Fourth is proposed to be deleted in its entirety. This paragraph currently provides that:
Fourth: The total number of shares of stock which the Corporation shall have authority to issue is Ninety-Three Million (93,000,000), consisting of Ninety Million (90,000,000) shares of Common Stock of the par value of Twenty-Five Cents ($.25) per share and Three Million (3,000,000) shares of Preferred Stock of the par value of One Dollar ($1.00) per share.
The following paragraph is proposed to be the new first paragraph of Article Fourth:
Fourth: The total number of shares of capital stock which the Corporation shall have authority to issue is 183 Million (183,000,000), consisting of 180 Million (180,000,000) shares of Common Stock of the par value of Twenty-Five Cents ($.25) per share and Three Million (3,000,000) shares of Preferred Stock of the par value of One Dollar ($1.00) per share.
     If approved, this amendment will become effective upon the filing of a certificate of amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which we would complete promptly after the annual meeting.
     The persons named in the accompanying proxy card intend to vote each proxy received in favor of the amendment of the Restated Certificate of Incorporation as set forth above, unless a contrary choice or an abstention is indicated thereon.

PROPOSAL 3
Ratification of Appointment of Independent Auditors
     Subject to ratification by the shareholders, the Audit Committee of the Board of Directors has appointed Ernst & Young LLP, independent certified public accountants, as independent auditors of Oceaneering for the year ending December 31, 2008. Representatives of Ernst & Young LLP will be present at the meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of any shareholders.
     In accordance with our bylaws, the approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2008 requires the affirmative vote of a majority of the shares of Common Stock voted on this proposal at the meeting. Accordingly, abstentions and broker “non-votes” marked on proxy cards will not be included in the tabulation of votes cast on this proposal.
     The persons named in the accompanying proxy intend to vote such proxy in favor of the ratification of the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2008, unless a contrary choice is set forth thereon or unless an abstention or broker “non-vote” is indicated thereon.
     The following table shows the fees incurred by Oceaneering for the audit and other services provided by Ernst & Young LLP for 2007 and 2006.

Fees Incurred by Oceaneering for Ernst & Young LLP	2007	2006

Audit Fees (1)	$2,224,000	$2,232,000
Audit-Related Fees (2)	95,000	$132,000
Tax Fees (3)	44,000	86,000
All Other Fees (4)	4,000	10,000

Total	$2,367,000	$2,460,000

(1)	Audit Fees represent fees for professional services provided in connection with; (a) the audit of our financial statements for the years indicated and the reviews of our financial statements included in our Forms 10-Q during those years; and (b) audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-Related Fees consisted of accounting, consultations, employee benefit plan audits, services related to due diligence for business transactions, and statutory and regulatory compliance.

(3)	Tax Fees consisted of tax compliance and consultation fees.

(4)	All Other Fees consisted of a subscription to Ernst & Young LLP’s informational on-line service and special purpose foreign regulatory certifications.
     The Audit Committee has concluded that Ernst & Young LLP’s provision of services that were not related to the audit of our financial statements in 2007 was compatible with maintaining that firm’s independence from us.
     The Audit Committee has established a policy that requires pre-approval of the audit and non-audit services performed by our independent auditors. Unless a service proposed to be provided by the independent auditors has been pre-approved by the Audit Committee under its pre-approval policies and procedures, it will require specific pre-approval of the engagement terms by the Audit Committee. Under the policy, pre-approved service categories are generally provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. In connection with any pre-approval of services, the independent auditors are required to provide detailed back-up documentation concerning the specific services to be provided. The Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by our independent auditors.
     None of the services related to the Audit-Related Fees, Tax Fees or All Other Fees described above were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

     The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit-related and non-audit-related services not prohibited by law to be performed by Ernst & Young LLP, provided that the Chairman is required to report any decisions to pre-approve such audit-related or non-audit-related services and fees to the full Audit Committee at its next regular meeting.
SHAREHOLDER PROPOSALS
     Any shareholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2009 Annual Meeting of Shareholders must send notice of the proposal to our Corporate Secretary at our principal executive offices, 11911 FM 529, Houston, Texas 77041-3000, so that such notice is received no later than December 12, 2008. If you submit such a proposal, you must provide your name, address, the number of shares of Common Stock held of record or beneficially, the date or dates on which you acquired those shares and documentary support for any claim of beneficial ownership.
     In addition, any shareholder who intends to submit a proposal for consideration at our 2009 Annual Meeting of Shareholders, regardless of whether the proposal is submitted for inclusion in our proxy statement for that meeting, or who intends to submit nominees for election as directors at that meeting, must notify our Corporate Secretary. Under our bylaws, such notice must:
•	be received at our executive offices no earlier than November 17, 2008 and no later than close of business on January 16, 2009; and

•	satisfy requirements that our bylaws specify.
     A copy of the pertinent bylaw provisions can be obtained from our Corporate Secretary on written request.
     We received no shareholder proposals and no shareholder director nominations for the 2008 Annual Meeting of Shareholders.
TRANSACTION OF OTHER BUSINESS
     Should any other matter requiring the vote of shareholders arise at the meeting, it is intended that proxies will be voted for or against that matter in accordance with the judgment of the person or persons voting the proxies.
     Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the 2008 Annual Meeting of Shareholders, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed postage-paid return envelope, or vote by telephone or over the Internet by following the instructions included in this package. Please act promptly to ensure that you will be represented at the meeting.
     WE WILL PROVIDE WITHOUT CHARGE ON THE WRITTEN REQUEST OF ANY PERSON SOLICITED HEREBY A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2007. WRITTEN REQUESTS SHOULD BE MAILED TO GEORGE R. HAUBENREICH, JR., CORPORATE SECRETARY, OCEANEERING INTERNATIONAL, INC., 11911 FM 529, HOUSTON, TEXAS 77041-3000.

By Order of the Board of Directors,

George R. Haubenreich, Jr.
Senior Vice President, General Counsel and Secretary
April 11, 2008

Appendix A
Oceaneering International, Inc.
Audit Committee Charter
     The Audit Committee of the Board of Directors (the “Committee”) is appointed by the Board of Directors (the “Board”) to assist the Board in its oversight of (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the independence, qualifications and performance of the Company’s independent auditors and (4) the performance of the Company’s internal audit function. Pursuant to the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission (the “SEC”), the Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Committee shall also make regular reports to the Board and deliver any reports that may from time to time be required by the rules of the New York Stock Exchange (the “NYSE”) or the SEC to be included in the Company’s annual proxy statement or Annual Report on Form 10-K. The Committee shall have and may exercise all the powers of the Board, except as may be prohibited by law, with respect to all matters encompassed by this Charter, and all the power and authority required under the Sarbanes-Oxley Act of 2002.
     The Committee shall be appointed by the Board and shall consist of not less than three members of the Board, each of whom shall serve at the discretion of the Board. The Board shall also elect a chairman of the Committee (the “Chairman”). The members of the Committee shall meet the independence, expertise, financial literacy and experience requirements of the NYSE, Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. At least one member of the Committee shall be an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K promulgated by the SEC. No member of the Committee shall simultaneously serve on the audit committees of more than two other public companies.
     The independent auditors of the Company are ultimately accountable to the Board and the Committee. The Committee shall have the sole authority to appoint and, where appropriate, replace the Company’s independent auditors (subject to stockholder ratification) and to approve all audit engagement fees and terms. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditors (including resolution of disagreements between the Company’s management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company. The independent auditors shall report directly to the Committee.
     The Committee shall preapprove all audit, review or attest engagements and permissible non-audit services, including the fees and terms thereof, to be performed by the independent auditors, subject to, and in compliance with, the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and the applicable rules and regulations of the SEC.
     The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permissible non-audit services. Any decisions of such subcommittee to grant preapprovals shall be reported to the full Committee at its next scheduled meeting.
     The Committee shall:
1.	Review and discuss with management and the independent auditors, on an annual basis, the annual audited financial statements and the disclosures to be made in management’s discussion and analysis of financial condition and results of operations in the Company’s Annual Report on Form 10-K.

2.	Make a recommendation to the Board each year as to whether the Company’s annual audited financial statements for the immediately preceding fiscal year and accompanying notes should be included in the Company’s Annual Report on Form 10-K for such fiscal year.

3.	Prepare and approve the audit committee report as required by the SEC to be included in the Company’s proxy statement for the annual meeting (or in the Company’s Annual Report on Form 10-K if required to be included therein).

4.	Review and discuss with management and the independent auditors, on a quarterly basis, the Company’s quarterly financial statements and disclosures to be made in management’s discussion and analysis of financial condition and results of operations, prior to the filing of the Company’s Quarterly Reports on Form 10-Q for such fiscal quarter, including any matters provided in Statement on Auditing Standards No. 100 arising in connection with the Company’s quarterly financial statements.

5.	Review and discuss with management and the independent auditors:
a.	Major issues and judgments (i) regarding accounting principles and financial statement presentations or (ii) otherwise made in connection with the preparation of the Company’s financial statements, including any significant changes in the selection or application of accounting principles, any major issues concerning the adequacy of the Company’s internal controls, any special audit steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

b.	Analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative methods of generally accepted accounting principles (“GAAP”) on the financial statements.
6.	Review and discuss with management and the independent auditor management’s annual report on internal control over financial reporting prior to the filing of the Company’s Annual Report on Form 10-K.

7.	Review and discuss annual reports from the independent auditors on:
a.	All critical accounting policies and practices to be used.

b.	All alternative treatments of financial information within GAAP that have been discussed with management, including (1) ramifications of the use of such alternative disclosures and treatments and (2) the treatment preferred by the independent auditors.

c.	Other material written communications between the independent auditors and management, such as any management letter provided by the independent auditors and management’s response to that letter, any management representation letter, any reports on observations and recommendations on internal controls, any schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any, and any engagement or independence letters.
8.	Review with management the Company’s earnings press releases, including the use of any “non-GAAP financial measures,” as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (covering, for example, the types of information to be disclosed and the types of presentation to be made).

9.	Review with management and the independent auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

10.	Meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s policies and guidelines concerning risk assessment and risk management.

11.	Discuss with the independent auditors the matters required to be communicated by the independent auditors pursuant to Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any problems or difficulties encountered in the course of the audit work and management’s response, any restrictions on the scope of activities or access to requested information and any significant disagreements with management.

12.	Review with management (including the Chief Financial Officer) and the independent auditors the Company’s internal system of audit and financial controls and the results of internal audits.

13.	Review the disclosures that the Company’s Chief Executive Officer and Chief Financial Officer make to the Committee and the independent auditors in connection with the certification process for the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q concerning any significant deficiencies or weaknesses in the design or operation of internal control over financial reporting and any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

14.	Review and evaluate the capabilities and performance of the lead partner of the independent auditors.

15.	At least annually, obtain and review a report by the independent auditors describing (i) the independent auditors’ internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditors and the Company as contemplated by Independence Standards Board Standard No. 1. Evaluate the independent auditors’ qualifications, performance and independence, including considering whether the independent auditors’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the independent auditors’ independence. In making this evaluation, the Committee shall take into account the opinions of management and internal auditors. The Committee shall present its conclusions with respect to the independent auditors to the full Board.

16.	Confirm the regular rotation of the audit partners as required by applicable law. Consider whether there should be regular rotation of the independent auditing firm.

17.	Establish hiring policies for the Company’s employment of the independent auditors’ personnel or former personnel, including those who participated in any capacity in the audit of the Company.

18.	Review with the independent auditors any communication or consultation between the Company’s audit team and the independent auditors’ national office respecting auditing or accounting issues presented by the engagement.

19.	Meet with the independent auditors prior to the audit to review the planning and staffing of the audit.

20.	Review the appointment and replacement of the Company’s senior internal auditor. The senior internal auditor shall make direct, periodic reports to the Committee regarding the matters within his or her authority.

21.	At least annually, review with management and the independent auditors the responsibilities, authority, internal reporting lines, budget and staffing of the internal auditors and review and approve any changes in the planned scope of the annual internal audit and any restrictions or limitations thereon. The internal audit function

(which may be outsourced to a third-party provider other than the independent auditor) is intended to provide management and the Committee with ongoing assessments of the Company’s risk management processes and system of internal controls. Accordingly, the Committee shall also meet, from time to time, separately with management, the senior internal auditor and the independent auditors to discuss issues relating to the internal audit function which warrant attention by the Committee.

22.	Review the results of the internal audit process with management and the senior internal auditor, including significant findings, management’s responses thereto, and the status of corrective actions or implementation of recommendations.

23.	Evaluate the budget, activities, organizational structure, and qualifications of the internal audit department and its impact on the accounting practices, internal controls and financial reporting of the Company.

24.	Obtain from the independent auditors assurance that Section 10A(b) of the Exchange Act has not been implicated.

25.	Make inquiries of management, the Company’s senior internal auditor and the independent auditors as to their knowledge whether the Company and its subsidiary and affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics.

26.	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

27.	Establish and review procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

28.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

29.	Review with the Company’s General Counsel legal matters that may have a material impact on the Company’s financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

30.	In its discretion, conduct or authorize investigations into matters within its scope of responsibility.

31.	Meet periodically with management (including the Chief Financial Officer and the General Counsel), the internal auditors and the independent auditors in separate executive sessions and have such other direct and independent interaction with such persons from time to time as the members of the Committee deem appropriate.

32.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

33.	Evaluate annually the Committee’s own performance.

34.	Make regular reports to the Board.

     While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP. It is also not the duty of the Committee to conduct investigations, to resolve any disagreements between management and the independent auditors or to assure compliance with laws and regulations and the Company’s Code of Business Conduct and Ethics.
     The Committee shall have the authority to retain and obtain advice and assistance from current or independent legal, accounting or other advisors without seeking approval of the Board. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or advisors to, the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, compensation to any advisors employed by the Committee, and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.
     The Committee will meet as often as the members shall determine to be necessary or appropriate, but at least four times during each year. The Chairman shall be responsible for scheduling all meetings of the Committee and providing the Committee with a written agenda for each meeting. The Chairman shall preside at the meeting. In the absence of the Chairman, the majority of the members of the Committee present at a meeting shall appoint a member to preside at the meeting. In addition, the Committee shall make itself available to the independent auditors and the internal auditors of the Company as requested. A majority of the Committee members shall constitute a quorum. The Committee shall cause to be kept adequate written minutes of all its proceedings. The Committee may meet by teleconference and may take action by unanimous written consent as permitted by Delaware law. Reports of meetings of the Committee shall be made to the Board at its next regularly scheduled meeting following the Committee meeting, accompanied by any recommendations to the Board approved by the Committee.

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Central Time, on May 15, 2008.
Vote by Internet
· Log on to the Internet and go to
www.investorvote.com/oii
· Follow the steps outlined on the secured website.
Vote by telephone
· Call toll free 1-800-652-VOTE (8683) within the United
States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
· Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.
01 — T. Jay Collins For Withhold [ ] [ ] 02 — D. Michael Hughes For Withhold [ ] [ ]
2. Proposal to amend the Restated Certificate of Incorporation to increase the number of authorized shares of capital stock from 93,000,000 to 183,000,000 and increase the number of authorized shares of Common Stock from 90,000,000 to 180,000,000.
For Against Abstain
[ ] [ ] [ ]
3. Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2008.
For Against Abstain
[ ] [ ] [ ]
4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, including procedural matters and matters relating to the conduct of the meeting.
B Non-Voting Items
Change of Address — Please print new address below.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) – Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — Oceaneering International
Notice of 2008 Annual Meeting of Shareholders Proxy Solicited on behalf of the Board of Directors for the 2008 Annual Meeting
M. Kevin McEvoy and George R. Haubenreich, Jr., and each of them individually, are hereby appointed as agents and proxies, with full power of substitution and resubstitution, to vote all the shares of common stock of the undersigned in Oceaneering International, Inc., held of record by the undersigned on March 24, 2008, at the Annual Meeting of Shareholders to be held on May 16, 2008 at Oceaneering’s regional offices at 5004 Railroad Ave., Morgan City, Louisiana 70380, and at any adjournment or postponement thereof, as indicated on the reverse side hereof. The undersigned acknowledges receipt of Oceaneering’s annual report for the year ended December 31, 2007 and the Notice of the 2008 Annual Meeting of Shareholders and related Proxy Statement. This proxy, when properly executed, will be voted as directed herein. If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3. The proxy holders named above also will vote in their discretion on any other matter that may properly come before the meeting.You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. The proxies cannot vote your shares unless you sign and return this card or vote by telephone or Internet as described below before the Annual Meeting. Voting by telephone or Internet eliminates the need to return this proxy card. Your vote authorizes the proxies named on the reverse side to vote your shares to the same extent as if you had marked, signed, dated and returned the proxy card. Before voting, read the proxy statement and voting instructions form. Follow the steps listed on the reverse side. Your vote will be immediately confirmed and posted. Thank you for voting. (Items to be voted appear on reverse side.)

Providing Voting Instructions ElectronicallyYou can provide your voting instructions by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your Voting Instruction Form, you may choose one of the two methods outlined below to provide your voting instructions.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Voting instructions submitted by the Internet or telephone must be received by 11:00 p.m., Central Time, on May 8, 2008.
Voting instructions by Internet• Log on to the Internet and go to
www.investorvote.com/oii
· Follow the steps outlined on the secured website.
Voting instructions by telephone
· Call toll free 1-800-652-VOTE (8683) within the United
States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
· Follow the instructions provided by the recorded message.
Using a black ink pen, mark your voting instructions with an X as shown in this example. Please do not write outside the designated areas.
Confidential Voting Instruction Form
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.
01 — T. Jay Collins
For Withhold [ ] [ ] 02 — D. Michael Hughes
For Withhold [ ] [ ]
2. Proposal to amend the Restated Certificate of Incorporation to increase the number of authorized shares of capital stock from 93,000,000 to 183,000,000 and increase the number of authorized shares of Common Stock from 90,000,000 to 180,000,000.
For Against Abstain
[ ] [ ] [ ]
3. Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2008. For Against Abstain
[ ] [ ] [ ]
4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, including procedural matters and matters relating to the conduct of the meeting.
B Non-Voting Items
Change of Address — Please print new address below.
C Authorized Signatures — This section must be completed for your vote to be given effect. — Date and Sign Below
Please sign exactly as name(s) appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) – Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Notice of 2008 Annual Meeting of Shareholders Confidential Voting Instruction Form for 2008 Annual Meeting
The undersigned participant in the Oceaneering Retirement and Investment Plan (“Plan”) hereby directs Wells Fargo Bank, N.A. , the trustee for the Plan (the “Trustee”), to vote all shares of common stock of Oceaneering International, Inc., held in the undersigned’s Plan account held of record by the undersigned at the close of business on March 24, 2008, at the Annual Meeting of Shareholders to be held on May 16, 2008 at Oceaneering’s regional offices at 5004 Railroad Ave., Morgan City, Louisiana 70380, and at any adjournment or postponement thereof, as indicated on the reverse side hereof. The undersigned acknowledges receipt of Oceaneering’s annual report for the year ended December 31, 2007 and the Notice of the 2008 Annual Meeting of Shareholders and related Proxy Statement.
This Voting Instruction Form, when properly executed and delivered to the Trustee, will provide the Trustee with instructions to vote the shares in your Plan account as of the record date as directed herein. If your Voting Instruction Form is not properly signed or dated or if no direction is provided, the shares in your Plan account as of the record date will be voted in the same proportion as the shares for which the Trustee timely receives valid voting instructions from participants in the Plan. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. Providing voting instructions by telephone or Internet eliminates the need to return this Voting Instruction Form. Before providing your voting instructions, read the proxy statement and Voting Instruction Form. Follow the steps listed on the reverse side. Your voting instructions will be immediately confirmed and posted. Thank you for participating. (Items to be voted appear on reverse side.)